Exhibit (b)(1)

EXECUTION VERSION

DATED 9 JUNE 2026

GSK PLC

as the Guarantor

GLAXOSMITHKLINE LLC

as the Original Borrower

BANK OF AMERICA, N.A., LONDON BRANCH

and

CITIBANK, N.A., LONDON BRANCH

as the Arrangers

THE FINANCIAL INSTITUTIONS

listed in Schedule 1

as the Original Lenders

CITIBANK EUROPE PLC, UK BRANCH

as the Agent

$11,000,000,000

FACILITY AGREEMENT

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

(GO/KXZH/TUG/JXUF)

23.	Events of Default	76

24.	Changes to the Lenders	79

25.	Changes to the Borrowers	85

26.	Role of the Agent and the Arrangers	88

27.	Conduct of Business by the Finance Parties	98

28.	Sharing among the Finance Parties	98

29.	Payment Mechanics	100

30.	Set-Off	105

31.	Notices	105

32.	Calculations and Certificates	108

33.	Partial Invalidity	108

34.	Remedies and Waivers	108

35.	Amendments and Waivers	109

36.	Confidentiality	115

37.	Confidentiality of Funding Rates	119

38.	Recognition of the U.S. Special Resolution Regimes	120

39.	Bail-in	121

40.	Counterparts	123

41.	Contracts (Rights of Third Parties) Act 1999	123

42.	Governing Law	125

43.	Enforcement	125

Schedule 1 Original Lenders		127

Schedule 2 Conditions precedent		128

Schedule 3 Requests		133

EXECUTION VERSION

THIS AGREEMENT is dated 9 June 2026 and made between:

(1)	GLAXOSMITHKLINE LLC as the borrower (the “Original Borrower”);

(2)	GSK PLC as the guarantor (the “Guarantor”);

(3)	BANK OF AMERICA, N.A., LONDON BRANCH and CITIBANK, N.A., LONDON BRANCH as the bookrunners and mandated lead arrangers (the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(5)	CITIBANK EUROPE PLC, UK BRANCH as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Baa2 or higher by Moody’s Investors Service Limited, provided that in the event such bank or financial institution has a rating from both such credit rating agencies, the lower of such ratings shall be used.

“Accession Agreement” means a document substantially in the form set out in Schedule 7 (Form of Accession Agreement).

“Acquisition” means:

(a)	the tender offer by the Purchaser in accordance with the terms of the Merger Documents for the purchase of all of the issued and outstanding shares of common stock of the Target (the “Offer”); and

(b)	the merger of the Purchaser with and into the Target.

“Additional Borrower” means a Group Company which becomes a Borrower in accordance with Clause 25 (Changes to the Borrowers).

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the Closing Date; and

(b)	the Longstop Date.

“Available Commitment” means, a Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Basel II Framework” means “Basel II” as set out in the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 or any other law or regulation which implements “Basel II” (whether such implementation, application or compliance is by a government, regulator, a Lender or any of its affiliates).

“Basel III Framework” means “Basel III” as set out in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2012 each as amended, supplemented or restated.

“Base Margin” means:

(a)	in respect of the first 12 Months after the date of this Agreement:

(i)	for the period from (and including) the date of this Agreement to (but excluding) the date falling six Months after the date of this Agreement, 0.15 per cent. per annum;

(ii)

for the period from (and including) the date falling six Months after the date of this Agreement to (but excluding) the date falling nine Months after the date of this Agreement, 0.35 per cent. per annum; and

(iii)

for the period from (and including) the date falling nine Months after the date of this Agreement to (but excluding) the date falling 12 Months after the date of this Agreement, 0.45 per cent. per annum; and

(b)

in respect of each subsequent period of 3 Months, commencing from (and including) the date falling 12 Months after the date of this Agreement, the aggregate of the Base Margin payable in respect of the previous 3 Months plus 0.125 per cent. per annum.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means the Original Borrower or an Additional Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than US Dollars) the principal financial centre of the country of that currency; or

(b)	in relation to:

(i)	any date for payment or purchase of an amount relating to a Loan or Unpaid Sum; or

(ii)	the determination of the first day or the last day of an Interest Period for a Loan, or otherwise in relation to the determination of the length of such an Interest Period or Unpaid Sum,

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Spread” has the meaning given to that term in the applicable Reference Rate Terms.

“Closing Date” has the meaning given to it in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means:

(a)

for each Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (Original Lenders) and the amount of any other commitment transferred to it, or which it assumes or acquires, including by way of increase under Clause 2.2 (Increase); and

(b)	for any other Lender, the amount of any Commitment transferred to it, or which it assumes or acquires, including by way of increase under Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate a document which:

(a)	is agreed in writing by the Obligors’ Agent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Obligors’ Agent and each Finance Party.

“Condition Completion Date” means the date on which all of those conditions set forth in Annex I to the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) are satisfied or waived in accordance with the terms of the Merger Documents.

“Confidential Information” means all information relating to the Obligors, the Group, the Acquisition, the Target, the Merger Documents, this Agreement or any other Finance Document or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility, from:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party or any of its advisers, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known (and has been lawfully obtained) by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Connection Income Taxes” has the meaning given to such term in Clause 14.3(b)(i)(C). “CTA” means the Corporation Tax Act 2009.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Debt Capital Markets Issue” has the meaning given to such term in Clause 8.1(a) (Mandatory prepayment from Net Capital Markets Proceeds).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Borrowers (which have notified the Agent) or has indicated publicly that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disposal” has the meaning given to such term in Clause 8.2 (Mandatory prepayment from disposal proceeds).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Obligors’ Agent and which, in each case, is not a Group Company.

“Equity Capital Markets Issue” has the meaning given to such term in Clause 8.1(a) (Mandatory prepayment from Net Capital Markets Proceeds).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended and any applicable regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a US Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean:

(a)

any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder as in effect on the date hereof (other than an event for which the 30-day notice period is waived) with respect to a Plan;

(b)	the failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived;

(c)	the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to the Plan;

(d)	a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(e)	the incurrence by a US Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(f)

the receipt by a US Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;

(g)	the incurrence by a US Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or

(h)

the receipt by a US Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Erroneous Payment” has the meaning given to such term in Clause 29.12(d) (Amounts paid in error).

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excluded Disposal Proceeds” has the meaning given to such term in Clause 8.1(a) (Mandatory prepayment from disposal proceeds).

“Excluded Equity Capital Markets Proceeds” has the meaning given to such term in Clause 8.1(a) (Mandatory prepayment from disposal proceeds).

“Excess Net Debt Capital Markets Proceeds” has the meaning given to such term in Clause 8.1(c) (Mandatory prepayment from Net Capital Markets Proceeds).

“Excess Net Equity Capital Markets Proceeds” has the meaning given to such term in Clause 8.1(e) (Mandatory prepayment from Net Capital Markets Proceeds).

“Excess Relevant Disposal Proceeds” has the meaning given to such term in Clause 8.2(d)(i) (Mandatory prepayment from disposal proceeds).

“Extension Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests), given in accordance with Clause 6.1 (Extension).

“Facility” means the US dollar term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in Section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or prior to the date of this Agreement between:

(a)	the Agent and the Guarantor or the Original Borrower; or

(b)	the Original Lenders and the Guarantor or the Original Borrower,

setting out any of the fees referred to in Clause 13 (Fees; costs and expenses).

“Final Maturity Date” means, in respect of a Loan, the Initial Maturity Date applicable to such Loan as extended by any exercise of an Extension Notice, to the extent applicable. However, if such date is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day.

“Finance Document” means this Agreement, any Fee Letter, any Accession Agreement, any Reference Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Obligors’ Agent.

“Finance Party” means the Agent, an Arranger or a Lender.

“First Extension Fee” means an amount equal to 0.05 per cent of the outstanding amount of the Loans as at the Initial Maturity Date.

“First Extension Maturity Date” has the meaning given to such term in Clause 6.1(a) (Extension).

“Funds Flow Statement” means a statement showing the intended flow of funds in connection with the Acquisition.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.2 (Cost of funds).

“Funding Release Certificate” means a certificate of the Original Borrower confirming all of those conditions set forth in Annex I to the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) are satisfied or waived in accordance with the terms of the Merger Documents, substantially in the form set out in Part II of Schedule 8 (Form of Conditions Precedent Satisfaction Certificate).

“GAAP” means generally accepted accounting principles in the United Kingdom, including IFRS.

“Group” means the Guarantor and any of its Subsidiaries for the time being (and each a “Group Company”).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards with the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”;

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent; or

(e)	the Agent is not a FATCA Exempt Party,

unless,	in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 4 (Form of Increase Confirmation).

“Increase Date” has the meaning given to such term in the relevant Increase Confirmation.

“Increase Lender” has the meaning given to such term in Clause 2.2 (Increase).

“Indebtedness for borrowed money” shall mean any indebtedness of any person for or in respect of:

(a)	monies borrowed and debit balances at banks;

(b)	amounts raised by acceptance under any acceptance credit;

(c)	amounts raised under any notes, debentures, bonds, loan notes or other security;

(d)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with GAAP, be treated as finance leases;

(e)

any currency swap or interest swap arrangement (for the purpose of any calculation of the amount of that indebtedness, insofar as it constitutes the aggregate net debt position in relation thereto); and

(f)	amounts raised under any other transaction having the commercial and economic effect of a borrowing and which would be classified as a borrowing in accordance with GAAP.

“Indemnified Person” has the meaning given to such term in Clause 16.4 (Acquisition indemnity).

“Information Package” means:

(a)	the Merger Agreement;

(b)	a corporate structure chart in respect of the Group;

(c)	the Original Consolidated Financial Statements; and

(d)	such other information as is agreed by the Original Lenders and the Obligors’ Agent in writing from time to time.

“Initial Maturity Date” means the date falling 12 months following the date of this Agreement, provided that if such day is not a Business Day, the Initial Maturity Date shall be the immediately preceding Business Day.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Loan.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Legal Reservations” means the legal reservations in the legal opinions provided pursuant to Part I of Schedule 2 (Conditions precedent).

“Lender” means:

(a)	any Original Lender; and

(b)	any person which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which, in each case, has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Longstop Date” means the date falling 12 Months after the date of this Agreement.

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Major Default” means any event or circumstance constituting an Event of Default under any of:

(a)	Clause 23.1 (Non-payment);

(b)	Clause 23.2 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(c)	Clause 23.3 (Other obligations) insofar as it relates to a breach of any Major Undertaking;

(d)	Clause 23.5 (Insolvency);

(e)	Clause 23.6 (Insolvency proceedings);

(f)	Clause 23.7 (US Bankruptcy law);

(g)	Clause 23.8 (Repudiation); and

(h)	Clause 23.9 (Unlawfulness).

“Major Representations” means a representation under any of:

(a)	Clause 19.2 (Status);

(b)	Clause 19.5 (Power and authority);

(c)	Clause 19.7 (Binding obligations);

(d)	Clause 19.10 (No conflict); and

(e)	Clause 19.11 (Merger Documents).

“Major Undertaking” means any of:

(a)	Clause 22.2 (Authorisations);

(b)	Clause 22.3 (Compliance with laws);

(c)	Clause 22.4 (Negative pledge);

(d)	Clause 22.6 (Merger Documents); and

(e)	Clause 22.10 (Funding Release).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Margin” means the Base Margin provided that where the rating for the Guarantor’s long-term unsecured and non-credit enhanced debt obligations is:

(a)	downgraded by S&P Global Ratings, Inc to A- or lower; or

(b)	downgraded by Moody’s Investors Service Limited to A3 or lower,

the Base Margin shall be increased by 0.025 per cent. per annum for each full notch by which the Guarantor is downgraded and provided further that:

(i)

a downgrade by either of S&P Global Ratings, Inc or Moody’s Investors Service Limited shall be disregarded for the purposes of this provision to the extent the other has already concluded an equivalent downgrade (such that a downgrade by both S&P Global Ratings, Inc. and Moody’s Investors Service Limited of a full notch shall only result in a single increase of 0.025 per cent); and

(ii)

such increases in the applicable Base Margin shall cease to apply where at any time thereafter the Guarantor’s long-term unsecured and non-credit enhanced debt obligations are rated A or higher by S&P Global Ratings, Inc (in the case of (i)) and A2 or higher by Moody’s Investors Service Limited (in the case of (b)).

For the purposes of the above proviso, any change in the Base Margin shall take effect on and from the start of the Interest Period following the date on which the relevant ratings announcement is published.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Subsidiary” means a Subsidiary of the Guarantor whose total assets or total profits before interest payable and tax (“Gross Profits”) (attributable to the Guarantor) represent 10 per cent. or more of the consolidated total assets or consolidated Gross Profits (as the case may be) of the Guarantor and its Subsidiaries as reflected in the latest published audited consolidated financial statements of the Group. Total assets and total Gross Profits will, for this purpose, exclude assets and profits eliminated in the consolidated financial statements referred to in the previous sentence.

“Merger Agreement” means the document entitled “Agreement and Plan of Merger” dated on or around the date of this Agreement among the Original Borrower, the Purchaser, the Target and the Guarantor in connection with the Acquisition.

“Merger Documents” means the Merger Agreement and any other document designated as a Merger Document by the Obligors’ Agent and notified to the Agent.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end, if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Limited, its Affiliates or their respective successors from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to Title IV of ERISA.

“Net Debt Capital Markets Proceeds” has the meaning given to such term in Clause 8.1(a) (Mandatory prepayment from Net Capital Markets Proceeds).

“Net Disposal Proceeds” has the meaning given to such term in Clause 8.2(a) (Mandatory prepayment from disposal proceeds).

“Net Equity Capital Markets Proceeds” has the meaning given to such term in Clause 8.1(a) (Mandatory prepayment from Net Capital Markets Proceeds).

“Obligor” means a Borrower or the Guarantor.

“Obligors’ Agent” has the meaning given to that term in Clause 2.4(a) (Obligors’ Agent ).

“Offer” has the meaning given to that term in the definition of “Acquisition” in this Clause 1.1 (Definitions).

“Original Consolidated Financial Statements” means the most recently published audited consolidated financial statements of the Group for the relevant financial year ended 31 December.

“Party” means a party to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation of the United States or any successor thereto.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any US Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pre-Funding Extension Notice” means a notice from the Obligors’ Agent delivered to the Agent after the first Utilisation Date of a Pre-Funding Loan which:

(a)	identifies itself as a Pre-Funding Extension Notice; and

(b)	confirms:

(i)	no Major Default is continuing; and

(ii)	the Major Representations are true in all material respects. “Pre-Funding Loan” shall mean a Loan:

(a)	specified as such in the relevant Utilisation Request; and

(b)

which is advanced before those conditions set forth in Annex I to the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) are satisfied or waived in accordance with the terms of the Merger Documents.

“Pre-Funding Repayment Date” means:

(a)	if:

(i)	there has not previously been a mandatory prepayment of any Loan pursuant to Clause 8.4 (Prepayment due to absence of a Funding Release Certificate); and

(ii)	the Original Borrower has not delivered a Pre-Funding Extension Notice,

the date falling 30 Business Days after the Utilisation Date of a Pre-Funding Loan; or

(b)	if:

(i)	there has previously been a mandatory prepayment of any Loan pursuant to Clause 8.4 (Prepayment due to absence of a Funding Release Certificate); or

(ii)	the Original Borrower has delivered a Pre-Funding Extension Notice,

the earlier of:

(A)	the “Outside Date” under and as defined in the Merger Agreement; and

(B)	the date falling six Months from the date of this Agreement,

or such other period as the Agent, acting on the instructions of the Majority Lenders, shall agree with the Original Borrower),

“Protected Party” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“Purchaser” means the “Purchaser” under and as defined in the Merger Agreement, being a wholly-owned Subsidiary of the Borrower.

“Qualifying Lender” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)	is agreed in writing by the Obligors’ Agent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Obligors’ Agent and each Finance Party.

“Reference Rate Terms” means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out in Schedule 9 (Reference Rate Terms) or in any Reference Rate Supplement.

“Register” has the meaning given to such term in Clause 26.3(g) (Duties of the Agent).

“Regulation U” or “Regulation X” means Regulation U or X, as the case may be, of the Board, as from time to time in effect and all official rulings and interpretations made in respect of them.

“Relevant Disposal Proceeds” has the meaning given to such term in Clause 8.2 (Mandatory prepayment from Disposal Proceeds).

“Relevant Equity Capital Markets Proceeds” has the meaning given to such term in Clause 8.1 (Mandatory prepayment from Disposal Proceeds).

“Relevant Indebtedness” means any:

(a)	indebtedness for moneys borrowed or any debit balances at banks with a maturity of 365 days or less; or

(b)	indebtedness which:

(i)

is in the form of or represented by bonds, notes, loan stock, depositary receipts or other securities issued otherwise than to constitute or represent advances made by banks and/or other lending institutions;

(ii)

is denominated, or confers any right to payment of principal, premium and/or interest, in or by reference to any currency other than the currency of the country in which the issuer of the indebtedness has its principal place of business, or is denominated in or by reference to the currency of such country but is placed or offered for subscription or sale by or on behalf of, or by agreement with, the issuer as to over 20 per cent. outside such country; and

(iii)	at its date of issue is, or is intended by the issuer to become, quoted, listed, traded or dealt in on any stock exchange, over-the-counter market or other securities market.

“Relevant Interbank Market” means the market specified as such in the applicable Reference Rate Terms.

“Relevant Period” has the meaning given to such term in Clause 13.1 (Ticking fees).

“Repeating Representations” means each of the representations set out in Clause 19 (Representations) other than those in Clause 19.3 (Deduction of tax) and Clause 19.6 (No filing or stamp taxes).

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.

“Second Extension Fee” means an amount equal to 0.05 per cent of the outstanding amount of the Loans as at the First Extension Maturity Date.

“Second Extension Maturity Date” has the meaning given to such term in Clause 6.1(a) (Extension).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Loan.

“Subsidiary” means a subsidiary within the meaning of Section 1159 of the Companies Act 2006.

“Target” means the “Company” under and as defined in the Merger Agreement.

“Tax” means any tax, levy, impost, duty or other charge, deduction or withholding of a similar nature (including any additions to tax, penalty or interest payable, including in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“Tax Deduction” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“Tax Payment” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“Ticking Fee” has the meaning given to such term in Clause 13.1 (Ticking fees).

“Total Commitments” means the aggregate of the Commitments, being $11,000,000,000 at the date of this Agreement as may be cancelled or reduced from time to time under this Agreement.

“Transaction Costs” means all fees, costs, expenses, stamp, registration and other Taxes incurred by the Group in connection with the Acquisition, the Merger Documents and the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treaty Lender” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“Treaty State” and “Treaty” each have the meanings given to such terms in Clause 14 (Tax Gross-Up and Indemnities).

“United States Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. 101 et seq., as amended from time to time.

“United States person” has the meaning given to it in Section 7701(a)(30) of the Code.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“UK Borrower” means a Borrower which is incorporated in the United Kingdom or operating in the United Kingdom through a permanent establishment in the United Kingdom with which any payment under the Finance Documents is connected.

“UK Borrower DTTP Filing” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“US Qualifying Lender” has the meaning given to such term in Clause 14 (Tax Gross-Up and Indemnities).

“US” and “United States” means the United States of America, any state thereof, and the District of Columbia.

“US Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

“US Borrower” means a Borrower organised under the laws of the United States.

“US Solvent” means, with respect to any person on a particular date, that on such date:

(a)	the fair value of the assets of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person;

(b)	such person is able to pay its debts and liabilities, contingent or otherwise, as such liabilities become absolute and matured; and

(c)	such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital.

The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“US Tax Obligor” means:

(a)	a Borrower which is resident for Tax purposes in the United States; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for United States Federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a request by a Borrower to utilise the Facility, substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	to the extent not included in paragraph (a) above, any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(c)

any other Tax of a similar nature to the Taxes referred to in paragraph (a) or paragraph (b) above, whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (a) or paragraph (b) above or imposed elsewhere.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA

“White List” means the list agreed between the Lenders and the Obligors’ Agent in connection with Clause 24.2 (Obligors’ Agents’ consent).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

a “Borrower”, the “Agent”, the “Arranger”, any “Finance Party”, the “Guarantor”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include their respective successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “group of Lenders” includes all the Lenders;

(iv)

a “Finance Document”, a “Merger Document” or any other agreement or instrument is a reference to that Finance Document, Merger Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)

“know your customer” checks or requirements are the checks that a Finance Party requests in order to meet its obligations under applicable money laundering requirements to identify a person who is (or is to become) its customer;

(vi)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted from time-to-time; and

(ix)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consulting with the Obligors’ Agent.

(g)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(h)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 9 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(i)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 10 (Daily Non-Cumulative Compounded RFR Rate); or

(ii)	any earlier Compounding Methodology Supplement.

1.3	Currency symbols and definitions

“$” and “US dollars” denote the lawful currency of the United States of America.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a committed US dollar term loan facility in an aggregate amount equal to the Total Commitments.

(b)	The Facility may be utilised by way of a Loan or Loans in accordance with Clause 5 (Utilisation).

2.2	Increase

(a)	The Borrowers may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of cancellation and repayment in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.4 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to the Facility be increased (and they shall be so increased) in an aggregate amount up to the amount of the Commitments so cancelled as follows:

(1)

the increased Commitments will be assumed by one or more Eligible Institutions (each “Increase Lender”) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(2)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as each Obligor and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(3)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(4)	the Commitments of the other Lenders shall continue in full force and effect; and

(5)	any increase in the Commitments will only be effective on:

1)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

2)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Obligors’ Agent and the Increase Lender upon being so satisfied.

(b)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the Increase Date and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(c)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.5 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 24.7 (Procedure for transfer) and if the Increase Lender was a New Lender.

(d)

Any Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between that Borrower and the Increase Lender in a letter between that Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this Clause 2.2(d).

(e)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(f)	Clause 24.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)

Each Obligor by its execution of this Agreement hereby irrevocably authorises both of the Original Borrower and the Guarantor, acting alone, (either the Original Borrower or Guarantor acting in such capacity, the “Obligors’ Agent”) to give all notices (including without limitation Utilisation Requests, notices of prepayment and cancellation and Selection Notices) and instructions and make such agreements (including, without limitation, in relation to Clause 35 (Amendments and Waivers)) expressed to be capable of being given or made by the Obligors, notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor and that Obligor shall, as regards the Finance Parties, be bound thereby as though that Obligor had agreed that change, given that notice or made that agreement.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of an Obligor or in connection with any Finance Document (whether or not known to an Obligor and whether occurring before or after such other Obligor became a Borrower under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Borrower, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrowers shall apply (or procure the application of) all amounts borrowed under the Facility:

(a)	in respect of any Loan which is not a Pre-Funding Loan, in or towards financing or re-financing:

(i)	the consideration payable and any payments under the Merger Documents, in each case in connection with the Acquisition;

(ii)	any payments of Transaction Costs (excluding payment of any fees, amounts or expenses owing to any Affiliate of the Arrangers or of the Original Lenders which is not party to this Agreement); and/or

(iii)	any financial indebtedness of the Target and its Affiliates acquired pursuant to the Acquisition; and/or

(b)	in respect of any Loan which is a Pre-Funding Loan, in accordance with Clause 22.10(a) (Funding Release).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation: the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in a form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Utilisation during the Availability Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), the obligations of each Lender to participate in a Loan during the Availability Period are subject to the further conditions precedent that on the date of the Utilisation Request and the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the making of the proposed Loan; and

(ii)	the Major Representations are true in all material respects and will be true in all material respects immediately after the proposed Loan is made.

(b)

During the Availability Period (save in circumstances where, pursuant to Clause 4.2(a) above, a Lender is not obliged to participate in a Loan under this Agreement) and subject to Clause 7.1 (Illegality) and each Borrower’s compliance with Clause 8 (Mandatory prepayment and cancellation) in circumstances where that Clause is applicable, none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)

rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Loan;

(iii)	refuse to participate in the making of a Loan;

(iv)	exercise any right of set-off or counterclaim in respect of a Loan under this Agreement to the extent that to do so would prevent or limit the making of a Loan; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Loan,

provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Availability Period.

4.3	Maximum number of Utilisations

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than four Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11am on the second Business Day prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of a proposed Loan must be:

(i)	a minimum of $100,000,000 with an integral multiple of $1,000,000 or if less, the Available Facility; and

(ii)	in any event such that the proposed Loan is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility denominated in the currency of such Loan immediately prior to making such Loan.

5.5	Cancellation of Commitment

Any amount of the Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

EXTENSION, REPAYMENT, PREPAYMENT AND CANCELLATION

6.	EXTENSION AND REPAYMENT

6.1	Extension

(a)	A Borrower may, by giving an irrevocable Extension Notice to the Agent, request that the Initial Maturity Date in respect of any or all of the Loans be extended for two further periods of six Months.

(b)

The first Extension Notice provided in respect of the Facility may request an extension for a period of six Months from the Initial Maturity Date (such extended date being the “First Extension Maturity Date”). The second Extension Notice may request an extension for a period of six Months from the First Extension Maturity Date (such extended date being the “Second Extension Maturity Date”).

(c)	An Extension Notice may only be given by the Obligors’ Agent:

(i)	not more than 60 days and not less than 30 days before the Initial Maturity Date, in the case of the first Extension Notice; and

(ii)	not more than 60 days and not less than 30 days before the First Extension Maturity Date, in the case of the second Extension Notice.

(d)

Following the delivery of an Extension Notice, the Final Maturity Date in respect of the relevant Loans shall be automatically extended for a further period of six Months (as applicable) provided that no Event of Default has occurred and is continuing on the date of the relevant Extension Notice and the Initial Maturity Date or the First Extension Maturity Date (as applicable).

(e)

A Borrower shall not be entitled to request more than two extensions in relation to any Loans under this Clause 6.1 and in no circumstances may the Facility be extended for an aggregate period of more than one year from the Initial Maturity Date.

(f)	The Agent must promptly notify the Lenders of receipt of an Extension Notice.

6.2	Repayment

Each Borrower shall repay the aggregate amount of each Loan made to it in full on the Final Maturity Date.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)

If at any time it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan, that Lender shall, promptly after becoming aware of the same, deliver to the Obligors’ Agent and the Agent a certificate to that effect (giving reasonable details of the basis of the unlawfulness) upon becoming aware of that event and:

(i)	upon the Agent notifying the Lender, such Lender shall not thereafter be obliged to make any Loans hereunder and the amount of its Available Commitment shall be immediately reduced to zero; and

(ii)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.4 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s participation in that Loan made to that Borrower on the last day of the Interest Period for that Loan occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellations

The Borrowers may, if they give the Agent not less than five Business Days’ (or such shorter period as both the Agent (acting on its own account in its capacity as Agent) and the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $100,000,000 and an integral multiple of $1,000,000) of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of a Loan

A Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Agent (acting on its own account in its capacity as Agent) and the Majority Lenders and that Borrower may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Facility by a minimum amount of $100,000,000 and an integral multiple of $1,000,000). Any such prepayment shall be made together with interest accrued to the date of such prepayment.

7.4	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2(c) (Tax gross-up); or

(ii)	any Lender claims indemnification from a Borrower under Clause 14.3 (Tax indemnity) or Clause 15 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor will, subject to the operation of this Clause 7.4, become obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

each applicable Borrower may, on not less than two Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.11 (Pro rata interest settlement)) and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrowers when it has complied with those checks.

(g)	The obligations in this Clause 7.4 do not in any way limit the obligations of any Finance Party under Clause 17 (Mitigation by the Finance Parties).

7.5	Right of cancellation and repayment in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent notice of (i) cancellation of each Available Commitment of that Lender and the date thereof and, if it so wishes, (ii) its intention to procure the repayment of that Lender’s participation in the Loans and the date thereof.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

(d)

On the last day of each Interest Period which ends after the Borrowers have given notice of repayment under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment from Net Capital Markets Proceeds

(a)	In this Clause 8.1:

“Debt Capital Markets Issue” means the issuance, sale or borrowing by any Group Company to or from any person that is not a Group Company from the date of this Agreement until the Final Maturity Date, of:

(i)	any bond, note or other similar debt security (including, without limitation, debt securities which are convertible into equity); and

(ii)	any term loan,

excluding debt or cash raised:

(A)

for the purposes of refinancing the Group’s ordinary course operations or existing short-term debt obligations (including, without limitation, its debt securities with ISINs XS1681519184, US377373AM70 or US377373AN53);

(B)	by way of commercial paper issuances for liquidity purposes and for a term no greater than 12 Months;

(C)	in connection with working capital facilities or local working capital facilities; and

(D)	where the Net Debt Capital Market Proceeds are less than or equal to $100,000,000

“Equity Capital Markets Issue” means the issuance or offering by any Group Company to or from any person that is not a Group Company from the date of this Agreement until the Final Maturity Date, of any shares or stock (whether ordinary or preference and whether or not redeemable) but excluding any issuance or offering in connection with any of the Group’s employee shares schemes, long term incentive plans or similar arrangements.

“Excluded Equity Capital Markets Proceeds” means:

(i)

any Equity Capital Markets Issue from which the Net Equity Capital Markets Proceeds are less than or equal to $200,000,000, all the Net Equity Capital Markets Proceeds from that Equity Capital Markets Issue; and

(ii)

in relation to any Equity Capital Markets Issue from which the Net Equity Capital Markets Proceeds exceed $200,000,000, the Net Equity Capital Markets Proceeds from that Equity Capital Markets Issue in an amount equal to $200,000,000.

“Net Debt Capital Markets Proceeds” means the cash proceeds of any Debt Capital Markets Issue received by any Group Company, after deducting:

(i)	all fees and transaction costs and expenses (in each case, plus any applicable VAT thereon) incurred in connection with:

(A)	the raising of those proceeds; and

(B)	the transfer of such proceeds from any Group Company to a Borrower in order to comply with this Clause 8.1;

(ii)	any Taxes incurred and required to be paid by any member of the Group as a result of, or in connection with, the raising of such proceeds (or transferring such proceeds to that Group Company).

“Net Equity Capital Markets Proceeds” means the cash proceeds of any Equity Capital Markets Issue received by any Group Company, after deducting:

(i)	all fees and transaction costs and expenses (in each case, plus any applicable VAT thereon) incurred in connection with:

(A)	the raising of those proceeds; and

(B)	the transfer of such proceeds from any Group Company to a Borrower in order to comply with this Clause 8.1; and

(ii)	any Taxes incurred and required to be paid by any member of the Group as a result of, or in connection with, the raising of such proceeds (or transferring such proceeds to that Group Company).

“Relevant Equity Capital Markets Proceeds” means, in respect of any Equity Capital Markets Issue, the Net Equity Capital Markets Proceeds from that Equity Capital Markets Issue except for the Excluded Equity Capital Markets Proceeds.

(b)

Where any Net Debt Capital Markets Proceeds are received by any Group Company and one or more Loans are outstanding, a Borrower shall notify the Agent promptly following such receipt and shall apply (or shall procure the application of) an amount equal to the value of such Net Debt Capital Markets Proceeds in prepayment of the Loans selected, and in the proportions determined, by the relevant Borrower in its sole discretion. Any such prepayment shall be made on the last day of the relevant Interest Period and in any event within 30 days of receipt of such Net Debt Capital Markets Proceeds by that Group Company. The Total Commitments shall be automatically cancelled on the date of the prepayment by an amount equal to such prepayment.

(c)	Where any Net Debt Capital Markets Proceeds are received by a Borrower or any other Group Company and either:

(i)

the amount equal to the value of such Net Debt Capital Markets Proceeds exceeds the aggregate outstanding amount of the Loans at that time (the amount of such excess being the “Excess Net Debt Capital Markets Proceeds”); or

(ii)	no Loan is outstanding at that time,

but the Commitments have not been irrevocably cancelled in full, such Excess Net Debt Capital Markets Proceeds or Net Debt Capital Markets Proceeds (as the case may be) shall be used for the purpose of cancelling Commitments under this Agreement and, in such circumstances, a Borrower shall notify the Agent promptly following receipt of such Excess Net Debt Capital Markets Proceeds or Net Debt Capital Markets Proceeds (as the case may be) and the Commitments shall be cancelled in an amount equal to such Excess Net Debt Capital Markets Proceeds or the value of Net Debt Capital Markets Proceeds (as the case may be) automatically upon the Agent’s receipt of such notice.

(d)

Where any Relevant Equity Capital Markets Proceeds are received by any Group Company and one or more Loans are outstanding, a Borrower shall notify the Agent promptly following such receipt and shall apply (or shall procure the application of) an amount equal to the value of such Relevant Equity Capital Markets Proceeds in prepayment of the Loans selected, and in the proportions determined, by the relevant Borrower in its sole discretion. Any such prepayment shall be made on the last day of the relevant Interest Period and in any event within 30 days of receipt of such Relevant Equity Capital Markets Proceeds by that Group Company. The Total Commitments shall be automatically cancelled on the date of the prepayment by an amount equal to such prepayment.

(e)	Where any Relevant Equity Capital Markets Proceeds are received by a Borrower or any other Group Company and either:

(i)

the amount equal to the value of such Relevant Equity Capital Markets Proceeds exceeds the aggregate outstanding amount of the Loans at that time (the amount of such excess being the “Excess Net Equity Capital Markets Proceeds”); or

(ii)	no Loan is outstanding at that time,

but the Commitments have not been irrevocably cancelled in full, such Excess Net Equity Capital Markets Proceeds or Net Equity Capital Markets Proceeds (as the case may be) shall be used for the purpose of cancelling Commitments under this Agreement and, in such circumstances, a Borrower shall notify the Agent promptly following receipt of such Excess Net Equity Capital Markets Proceeds or Relevant Equity Capital Markets Proceeds (as the case may be) and the Commitments shall be cancelled in an amount equal to such Excess Net Equity Capital Markets Proceeds or the value of Relevant Equity Capital Markets Proceeds (as the case may be) promptly upon the Agent’s receipt of such notice.

8.2	Mandatory prepayment from disposal proceeds

(a)	In this Clause 8.2:

“Disposal” means a sale, transfer or other disposal which is a “significant transaction” for Guarantor under the Listing Rules of the UK Financial Conduct Authority made under section 73A(1) of the Financial Services and Markets Act 2000.

“Excluded Disposal Proceeds” means:

(i)	any Disposal from which the Net Disposal Proceeds are less than or equal to $250,000,000 all the Net Disposal Proceeds from that Disposal; and

(ii)	in relation to any Disposal from which the Net Disposal Proceeds exceed $250,000,000, the Net Disposal Proceeds from that Disposal in an amount equal to $250,000,000.

“Net Disposal Proceeds” means the cash consideration received by any Group Company in connection with a Disposal, after deducting:

(i)	all fees and transaction costs and expenses (in each case, plus applicable VAT thereon) incurred in connection with:

(A)	such Disposal; and

(B)	the transfer of such proceeds from that Group Company to a Borrower in order to comply with this Clause 8.2;

(ii)	any Tax incurred by any member of the Group as a result of, or in connection with, that Disposal (or transferring such cash consideration to a Group Company); and

(iii)	any amount of such cash consideration which is not reasonably practicable to transfer to a Borrower (as determined by the Borrowers, acting reasonably).

“Relevant Disposal Proceeds” means, in respect of any Disposal, the Net Disposal Proceeds from that Disposal except for the Excluded Disposal Proceeds.

(b)

A reference in this Clause to an amount in US dollars includes a reference to the equivalent of such US dollar amount (at the spot rate determined by a Borrower in good faith as of the date on which such non-US dollar amount becomes available to such Borrower and notified to the Agent) in any other currency.

(c)

Where any Net Disposal Proceeds are received by a Borrower or any other Group Company and one or more Loans is outstanding, that Borrower shall notify the Agent promptly following such receipt and apply (or shall procure the application of) an amount equal to the value of such Relevant Disposal Proceeds in prepayment of the Loans selected, and in the proportions determined, by the relevant Borrower in its sole discretion. Any such prepayment shall be made on the last day of the relevant Interest Period and in any event within 30 days of receipt of such Net Disposal Proceeds by that Group Company. The Total Commitments shall be automatically cancelled on the date of the prepayment by an amount equal to such prepayment.

(d)	Where any Relevant Disposal Proceeds are received by a Borrower or any other Group Company and either:

(i)

the amount equal to the value of such Relevant Disposal Proceeds exceeds the aggregate outstanding amount of the Loans at that time (the amount of such excess being the “Excess Relevant Disposal Proceeds”); or

(ii)	no Loan is outstanding at that time,

but the Commitments have not been irrevocably cancelled in full, such Excess Relevant Disposal Proceeds or Net Disposal Proceeds (as the case may be) shall be used for the purpose of cancelling Commitments under this Agreement and, in such circumstances, the Commitments shall be cancelled in an amount equal to such Excess Relevant Disposal Proceeds or Relevant Disposal Proceeds (as the case may be) on the day of receipt.

8.3	Change of control

In the event a Borrower that is not the Guarantor ceases to be a Subsidiary of the Guarantor:

(a)	the Guarantor shall promptly notify the Agent upon becoming aware of that event;

(b)	for a period of not more than 45 days from receipt of the Agent’s notice under paragraph (a) above:

(i)	the Lenders shall enter into negotiations in good faith with the Guarantor with a view to agreeing whether the Facility can continue to be made available; and

(ii)	the Guarantor may elect to procure the transfer of some or all of the participations in the Loans made by the Lenders to the relevant Borrower to another Borrower.

(c)

if no such agreement is reached within, or to the extent a transfer fails to be effected in, such 45 day period and a Lender so requires and notifies the Agent within 10 days of the end of the aforementioned 45 day period, the Agent shall, by not less than thirty days’ notice to the relevant Borrower, declare the participation of that Lender in all outstanding Loans made to the relevant Borrower, together with accrued interest thereon, and all other amounts accrued under the Finance Documents payable by that Borrower immediately due and payable, whereupon all such outstanding Loans and amounts will become immediately due and payable by the relevant Borrower.

8.4	Prepayment due to absence of a Funding Release Certificate

(a)	In the event that the Original Borrower:

(i)	has not delivered a Funding Release Certificate to the Agent in accordance with Clause 22.10(b) (Funding Release); and

(ii)	has not agreed with the Agent (acting on the instructions of the Majority Lenders) that this Clause 8.4(a) shall not apply,

by the applicable Pre-Funding Repayment Date, all outstanding Loans shall become immediately due and payable by the relevant Borrower.

(b)	Following a prepayment pursuant to this Clause 8.4:

(i)	if:

(A)	such prepayment is the first occasion on which a Loan has been prepaid pursuant to this Clause 8.4 (Prepayment due to absence of a Funding Release Certificate); and

(B)	no Pre-Funding Extension Notice has previously been delivered to the Agent,

such prepayment shall not result in the cancellation of the Commitments of any Lender and such amount prepaid may be redrawn; but

(1)	if such prepayment is the second occasion on which a Loan has been prepaid pursuant to this Clause 8.4 (Prepayment due to absence of a Funding Release Certificate); or

(2)	a Pre-Funding Extension Notice has previously been delivered to the Agent,

such prepayment shall result in the cancellation of the Commitments of each Lender and such amount prepaid may not be redrawn.

8.5	Prepayment due to Acquisition not proceeding

In the event that the Original Borrower notifies the Agent that the Acquisition will not proceed (which notification it will give promptly upon becoming aware of that event):

(a)	any Pre-Funding Loans shall become immediately due and payable on the second Business Day following such notification by the relevant Borrower; and

(b)	the Available Facility will be cancelled in full.

8.6	Automatic cancellation

If the Purchaser no longer intends to, or the Purchaser is prevented from, proceeding with, or does not proceed with, the Acquisition in accordance with the terms of the Merger Agreement, the Obligors’ Agent shall promptly notify the Agent upon becoming aware of such event, whereupon any Available Commitments shall be automatically cancelled in full.

9.	RESTRICTIONS

9.1	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Agreement shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)

The Borrowers may not reborrow any part of the Facility which is prepaid pursuant to Clauses 7 (Illegality, Voluntary Prepayment and Cancellation), 8.1 (Mandatory prepayment from Net Capital Markets Proceeds), 8.2 (Mandatory prepayment from disposal proceeds), 8.3 (Change of control) or 8.5 (Prepayment due to Acquisition not proceeding). The Borrowers may only reborrow a part of the Facility which is prepaid pursuant to Clause 8.4 (Prepayment due to absence of a Funding Release Certificate) only in the circumstances described in Clause 8.4(b).

(d)	The Borrowers shall not repay or prepay all or any part of any Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice of cancellation or prepayment it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

(g)

If all or part of any Lender’s participation in a Loan is repaid or prepaid then, other than in the circumstances described in Clause 8.4 (Prepayment due to absence of a Funding Release Certificate), an amount of that Lender’s Commitment will be deemed to be cancelled on the date of repayment or prepayment.

9.2	Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality), Clause 7.4 (Right of replacement or repayment and cancellation in relation to a single Lender) or Clause 7.5 (Right of cancellation and repayment in relation to a Defaulting Lender) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

(a)	The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

10.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notifications

(a)	The Agent shall promptly upon an Interest Payment being determinable notify:

(i)	the relevant Borrower of that Interest Payment;

(ii)	each relevant Lender of the proportion of that Interest Payment which relates to that Lender’s participation in the relevant Loan; and

(iii)	the relevant Lenders and the relevant Borrower of each applicable rate of interest relating to the determination of that Interest Payment.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(c)	This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request or (if that Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower to which that Loan was made not later than 3pm on the third Business Day prior to the last day of the relevant Interest Period.

(c)	If a Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)

Subject to this Clause 11, a Borrower may select an Interest Period of any period specified in the Reference Rate Terms or of any other period not exceeding six Months agreed between that Borrower, the Agent and all the Lenders.

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	No Interest Period shall be longer than six Months.

(h)	The last day of each Interest Period for all Loans shall always be the same.

11.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms,

Clause 12.2 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Cost of funds

(a)

If this Clause 12.2 applies to a Loan for an Interest Period, Clause 10.1 (Calculation of interest) shall not apply to that Loan for that Interest Period and then the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)

If this Clause 12.2 applies and the Agent or the Borrower to which a Loan was made so requires, the Agent and that Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the relevant Borrower, be binding on all Parties.

(d)	If this Clause 12.2 applies the Agent shall, as soon as is practicable, notify the applicable Borrower.

13.	FEES; COSTS AND EXPENSES

13.1	Ticking fees

(a)	The Borrowers shall pay to the Agent (for the account of each Lender) a fee (the “Ticking Fee”) computed at a rate of:

(i)

0 per cent. of the applicable Margin on that Lender’s Available Commitment for the Availability Period in respect of the period from (and including) the date of this Agreement to (but excluding) the date falling three Month after the date of this Agreement;

(ii)

10 per cent. of the applicable Margin on that Lender’s Available Commitment for the Availability Period in respect of the period from (and including) the date falling three Months after the date of this Agreement to (but excluding) the date falling five Months after the date of this Agreement;

(iii)

20 per cent. of the applicable Margin on that Lender’s Available Commitment for the Availability Period in respect of each successive period of three Months following the date falling five Months after the date of this Agreement that starts (and includes) the day after the last day of the preceding three Month period and ends (but excludes) the date falling three Months after the first day of such period.

(b)	The Ticking Fees, shall be computed as at:

(i)	the last day of each period specified in Clauses 13.1(a)(i) to (a)(iii) (each a “Relevant Period”);

(ii)	the last day of the Availability Period; and

(iii)	if any Commitment is cancelled, on the cancelled amount at the time the cancellation is effective.

(c)

The Borrowers shall pay the Ticking Fees for each Relevant Period to the Agent (for the account of the Lenders) on the dates set out in Clause (b) above and any accrued and unpaid Ticking Fees outstanding on the Final Maturity Date shall be paid by the Borrowers on such date without the requirement that the Agent provides notice of such amount.

(d)	No Ticking Fees are payable by the Borrowers on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2	Extension fees

If pursuant to Clause 6.1 (Extension) a Loan is extended such that:

(a)

the Final Maturity Date of such Loan is extended from the Initial Maturity Date to the First Extension Maturity Date, the Borrower to which that Loan was made shall pay to the Agent (for the account of each Lender) on the Initial Maturity Date a fee equal to the First Extension Fee; and

(b)

the Final Maturity Date of such Loan is extended from the First Extension Maturity Date to the Second Extension Maturity Date, the Borrower to which that Loan was made shall pay to the Agent (for the account of each Lender) on the First Extension Maturity Date a fee equal to the Second Extension Fee.

13.3	Underwriting fee

The Borrowers shall pay to each applicable Original Lender an underwriting fee in the amount and at the times agreed in the relevant Fee Letter.

13.4	Upfront fee

The Borrowers shall pay to the Agent (for the account of each applicable Lender) an upfront fee in the amount and at the times agreed in the relevant Fee Letter.

13.5	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.6	Costs and expenses

(a)	All fees payable pursuant to this Clause 13 shall be deemed exclusive of VAT and calculated as provided for pursuant to Clause 14.5 (VAT).

(b)

The Borrowers shall pay all stamp, registration and other similar Taxes to which the Finance Documents are subject and shall, from time to time within ten Business Days of demand of any Lender, indemnify such Lender against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such stamp, registration and other similar Taxes. This Clause shall not, for the avoidance of doubt, apply in respect of any such Taxes, liabilities, costs, claims and expenses resulting from any transfer or assignment of any rights of a Lender under any Finance Document.

(c)

The Borrowers shall within 21 days of demand promptly pay the Agent and the Arranger the amount of all costs and expenses (including legal fees, subject to any cap on those fees which were agreed between the Obligors’ Agent and the Agent or each Arranger (as applicable)) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement.

(d)	If:

(i)	an Obligor requests an amendment, waiver or consent; or

(ii)	an amendment is required pursuant to Clause 35 (Amendments and Waivers),

the Borrowers shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees, subject to any cap on those fees which were agreed between the relevant Borrower and the Agent) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

(e)

The Obligors’ Agent shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

(a)	In this Agreement:

“IRS” means the United States Internal Revenue Service.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)

with respect to an amount due from an Obligor incorporated in the United Kingdom or operating in the United Kingdom through a permanent establishment in the United Kingdom with which the relevant amount is connected, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)

which is a bank (as defined for the purposes of Section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within the charge as respects such payments apart from Section 18A of the CTA; or

(2)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purposes of Section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Treaty Lender with respect to the United Kingdom,

(such Qualifying Lender within this Clause 14.1(a)(i) being a “UK Qualifying Lender”); and

(ii)	with respect to an amount due from a US Borrower, a Lender:

(A)

that is a United States person for US federal income tax purposes and that has delivered to the US Borrower and the Agent on or prior to the date on which such person becomes a Lender under this Agreement (and that agrees to so deliver from time to time promptly upon the reasonable request of the US Borrower or the Agent), two executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax or any successor form thereto;

(B)	that is not a United States person for US federal income tax purposes and that has,

(1)

in the case of such a Lender that conducts a trade or business in the United States with which such payment is effectively connected, delivered to each US Borrower and the Agent on or prior to the date on which such person becomes a Lender under this Agreement (and that agrees to so deliver from time to time promptly upon the reasonable request of a US Borrower or the Agent), two executed copies of IRS Form W-8ECI or any successor form thereto;

(2)

in the case of such a Lender that is a Treaty Lender with respect to the United States, delivered to each US Borrower and the Agent on or prior to the date on which such person becomes a Lender under this Agreement (and that agrees to so deliver from time to time promptly upon the reasonable request of a US Borrower or the Agent), two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable or any successor form thereto;

(3)

in the case of such a Lender that is claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, delivered to each US Borrower and the Agent on or prior to the date on which such person becomes a Lender under this Agreement (and that agrees to so deliver from time to time promptly upon the reasonable request of a US Borrower or the Agent) (x) two executed copies of a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a US Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor form thereto;

(4)

in the case of a Lender that is a partnership for US federal income tax purposes or is not the beneficial owner, delivered to each US Borrower and the Agent on or prior to the date on which such person becomes a Lender under this Agreement (and that agrees to so deliver from time to time promptly upon the reasonable request of a US Borrower or the Agent) executed copies of IRS Form W-8IMY or any successor form thereto, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents or successor forms (or by a IRS Form W-8IMY with attachments) from each partner or beneficial owner, as applicable that, in each case, would result in no Tax Deduction being applicable with respect to an amount due from (or paid by) a US Borrower; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner,

(such Qualifying Lender within this Clause 14.1(a)(ii) being a “US Qualifying Lender”).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than in respect of a Connection Income Tax or a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by a Borrower to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which is a bank or financial institution and which:

(i)	is treated as resident of a Treaty State for the purposes of a Treaty;

(ii)

does not carry on a business in the United Kingdom or in the United States, as the case may be, through a permanent establishment in the United Kingdom or the United States, as the case may be, with which that Lender’s participation in a Loan is effectively connected; and

(iii)

satisfies all other conditions in the Treaty required to be satisfied under the Treaty for residents of that Treaty State to obtain full exemption from United Kingdom taxation or United States taxation, as the case may be, on interest which relate to the Lender (including its tax or other status, the manner in which or the period for which it holds any rights under a Finance Document, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom or the United States which makes provision for full exemption from Tax imposed by the United Kingdom or the United States, as the case may be, on interest.

“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower, which:

(i)

where it relates to a Treaty Lender with respect to the UK that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1 (Original Lenders), and, where the UK Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower; or

(ii)

where it relates to a Treaty Lender with respect to the UK that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation, and

(A)	where the UK Borrower is a Borrower as at the date on which that Treaty Lender with respect to the UK becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(B)

where the UK Borrower is not a Borrower as at the date on which that Treaty Lender with respect to the UK becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower.

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made by the relevant person acting reasonably.

14.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lenders under the Finance Documents shall be made without any Tax Deduction, unless a Tax Deduction or other deduction or withholding is required by law.

(b)

If, at any time, an Obligor becomes aware that it must make a Tax Deduction (or if thereafter there is any change in the rates at which or the manner in which such Tax Deduction is calculated), that Obligor shall notify the Agent. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Obligors’ Agent.

(c)

If an Obligor is required by law to make a Tax Deduction then the sum payable by such Obligor in respect of which the Tax Deduction is required to be made shall be increased to the extent necessary to an amount which, after making any Tax Deduction, leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax:

(i)	imposed by the United Kingdom, if on the date on which the payment falls due:

(A)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant Tax authority; or

(B)

the relevant Lender is a UK Qualifying Lender by virtue only of being a Treaty Lender with respect to the United Kingdom and the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (f) or (g) (as applicable) below; or

(ii)	imposed by the United States from any payment due to a Lender under the Finance Documents if, on the date on which the payment falls due:

(A)

the payment could have been made to the relevant Lender without a Tax Deduction if (i) it was a US Qualifying Lender but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant Tax authority or (ii) it had complied with its obligations under paragraph (h) below.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law and shall deliver to the Agent for the Finance Party entitled to that payment, within 30 days after it has made such Tax Deduction or payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment or in the event that the relevant taxation or other authority has not issued such a receipt, a statement confirming that such payment has been made.

(f)

(i)

Subject to paragraph (ii) below, a Treaty Lender and an Obligor other than a US Borrower which makes a payment to which that Treaty Lender is entitled shall complete as soon as reasonably practicable any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)

A Treaty Lender with respect to the UK which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (Original Lenders); and

(B)

a New Lender or an Increase Lender that is a Treaty Lender with respect to the UK and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (f)(i) above.

(g)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (ii) above and:

(i)	a UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or

(ii)	a UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but:

(A)	that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B)	HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within sixty days of the date of the UK Borrower DTTP Filing; or

(C)	HM Revenue & Customs has given the UK Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)

In respect of any US Borrower, any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Finance Documents shall, to the extent it is legally entitled to do so, deliver to a US Borrower, at the time or times reasonably requested by that US Borrower, such properly completed and executed documentation reasonably requested by that US Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a US Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by that US Borrower as will enable that US Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Any Lender that is not a United States person shall, to the extent it is legally entitled to do so, deliver to a US Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a US Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit that US Borrower to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than for the avoidance of doubt, any documentation referenced in the definition of US Qualifying Lender) shall not be required if such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.

(i)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (f)(ii) above, no Obligor shall make a UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	A UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	Each Original Lender confirms that it is a Qualifying Lender by entering into this Agreement and acknowledges that the Obligors are entering into this Agreement in reliance upon such confirmation.

(l)	A Lender shall promptly notify the Obligors’ Agent and the Agent if it ceases to be a Qualifying Lender.

(m)

If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor (together with interest on such amount calculated from the date on which such payment was made until the date of repayment at the rate which would have applied if the amount repayable had been a Loan with an Interest Period of that duration).

(n)

The Agent on request shall provide any US Borrowers with executed copies of, if it is a United States person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States Person, (1) IRS Form W-8ECI or IRS Form W-8BEN-E or (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it as a beneficial owner. The Agent shall upon request provide to any US Borrower any forms or documentation that it has received from the Lenders.

14.3	Tax indemnity

(a)

The Obligors’ Agent shall (within ten Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which has been (directly or indirectly) suffered for or on account of Tax as a consequence of any change in law or regulation by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes or as having a permanent establishment for Tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)

in the case of a US Borrower, as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising solely from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document), if that Tax is (i) imposed on or calculated by reference to the net income (however denominated) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party, or (ii) in the case of a US Borrower, (A) a franchise Tax, or (B) a branch profits Tax (collectively “Connection Income Taxes”); or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up), Clause 13.6 (Costs and expenses) or Clause 14.5 (VAT);

(B)

would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied or the Lender failed to take steps to mitigate as set out in Clause 17 (Mitigation by the Finance Parties);

(C)

would have been compensated for by a payment under Clause 13.6 (Costs and expenses) or Clause 14.5 (VAT) but was not so compensated for solely because one of the exclusions in those Clauses applied; or

(D)	relates to a FATCA Deduction required to be made by a Party; or

(iii)

with respect to any Tax assessed or imposed on the Agent by the United States that is attributable to the Agent’s failure to comply with its obligations under paragraph (n) of Clause 14.2 (Tax gross-up).

(c)

A Protected Party making or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the relevant Borrower.

(d)

If an Obligor makes a Tax Payment and the relevant Finance Party determines that a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required, the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

(e)

If a Lender intends to make a claim pursuant to paragraph (a) above, it shall deliver to the Obligors’ Agent and the Agent a notice specifying the event by reason of which it is entitled to do so and setting out in reasonable detail the basis of the computation of such claim provided that if the relevant Lender fails to give such a notice within 30 days of any of its Facility Offices becoming aware of such event then such Lender shall not be entitled to make any claim under paragraph (a) in respect of the period more than 30 days before the date upon which it gives such a notice and provided further that nothing herein shall require such Lender to disclose any confidential information relating to the organisation of its affairs.

14.4	Lender Status Confirmation

(a)

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and the Obligors, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(b)

If such a Lender fails to indicate its status in accordance with paragraph (a) above then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall promptly inform the Obligors’ Agent). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with paragraph (a) above.

(c)

With respect to a Lender lending to a US Borrower, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form of certification or promptly notify the Agent in writing of its legal inability to do so.

14.5	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant Tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant Tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant Tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.

(d)

Any reference in this Clause 14.4 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994) or, in the case of the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, the person who is treated as making the supply, or (as appropriate) receiving the supply so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.6	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that Party such forms, documentation and other information relating to its status under FATCA as that Party reasonably requests for the purposes of that Party’s compliance with FATCA; and

(iii)

supply to that Party such forms, documentation and other information relating to its status as that Party reasonably requests for the purposes of that Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any fiduciary duty or any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Party is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where a Party is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Party is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Party; or

(iv)	where a Party is not a US Tax Obligor, the date of a request from the Agent,

supply	to the Agent:

(A)	a withholding certificate on an applicable IRS Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Party.

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Party.

14.7	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)

If, by reason of: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or (ii) compliance with any law or regulation made after the date of this Agreement:

(i)

a Lender (or its Holding Company) incurs a cost as a result of such Finance Party having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Loans hereunder;

(ii)

a Lender (or its Holding Company) is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for such Lender having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement;

(iii)	there is any increase in the cost to a Lender (or its Holding Company) of funding or maintaining any of the Loans made or to be made by such Lender hereunder,

then the Obligors’ Agent shall, within five Business Days of a demand by the Agent, pay to the Agent for the account of the relevant Lender amounts sufficient to indemnify the relevant Lender (or its Holding Company) against, as the case may be, (a) such cost, (b) such reduction in such rate of return (or such proportion of such reduction as is, in the reasonable opinion of the relevant Finance Party, attributable to its obligations hereunder) or (c) such increased cost (or such proportion of such increased cost as is, in the reasonable opinion of the relevant Lender, attributable to its funding or maintaining Loans hereunder).

(b)	Paragraph (a) above shall not entitle the Lender (or its Holding Company) to receive any amounts:

(i)	attributable to a Tax Deduction (as defined in Clause 14.1 (Definitions) required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	attributable to any change in the rate of Tax on the overall net income of the Finance Party (or its Holding Company);

(iv)

compensated for by the operation of Clause 14 (Tax Gross-Up and Indemnities) or which would have been compensated for under those Clauses but was not so compensated for because any of the exclusions, exceptions or carve-outs to such Clauses applied or the Finance Party failed to take steps to mitigate as set out in Clause 17 (Mitigation by the Finance Parties);

(v)	attributable to the implementation or application of or compliance with the Basel II Framework or the Basel III Framework; or

(vi)	attributable to the wilful breach by the Lender (or its Holding Company) of any law or regulation.

15.2	Increased cost of claims

If a Lender intends to make a claim pursuant to Clause 15.1(a) the Lender shall deliver to the Obligors’ Agent a certificate to that effect specifying the event by reason of which the relevant Lender is entitled to make such claim and setting out in reasonable detail the basis of such claim provided that if the Lender fails to give such a certificate within 30 days of any Facility Office becoming aware of such event, then the Lender shall not be entitled to make any claim under Clause 15.1(a) in respect of the period falling more than 30 days before the date upon which it gives such a certificate and provided further that nothing herein shall require the Lenders to disclose any confidential information relating to the organisation of its affairs.

15.3	Dodd-Frank Wall Street Reform and Consumer Protection Act 2010

For the purposes of this Clause 15, the United States’ Dodd-Frank Wall Street Reform and Consumer Protection Act 2010, and all rules, regulations, orders, requests, guidelines or directives in connection therewith, shall be deemed to have been adopted and brought into effect after the date of this Agreement.

16.	OTHER INDEMNITIES

16.1	Currency indemnity

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings;

such Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between: (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided that if the relevant Finance Party shall make a profit as a result of such discrepancy, and no Event of Default has occurred and is continuing at such time, then such Finance Party shall pay the Obligor the amount which it determines in good faith to be the amount of such profit.

16.2	Other indemnities

The Obligors shall, within three Business Days of demand, indemnify the Finance Parties against: (a) any reasonable cost, loss or liability incurred by the Finance Parties as a direct result of the occurrence of any Event of Default or any default by the Obligors in the performance of any of its obligations expressed to be assumed by it under the Finance Documents; and (b) any loss it may suffer as a result of funding its portion of a Loan requested by the Borrowers hereunder but not made by reason of the operation of any one or more of the provisions hereof.

16.3	Indemnity to the Agent

The Obligors’ Agent shall within three Business Days of demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a direct result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor; or

(c)

instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement (provided the Agent in its reasonable opinion deems the instruction necessary).

16.4	Acquisition indemnity

The Guarantor shall, within three Business Days of demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded), indemnify each Lender and each of its Affiliates and their respective officers or employees (each an “Indemnified Person”), against any cost, loss or liability incurred by that Lender (or Affiliate or their officers or employees) arising out of, or in connection with, committing to fund, or the funding of, the Acquisition (irrespective of whether the Facility is drawn) or the use of the proceeds of the Facility (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition) pursuant to the terms of this Agreement and where such cost, loss or liability:

(a)	has not already been paid pursuant to any other indemnity in the Finance Documents or any other indemnity provided by the Guarantor to that Indemnified Person in any capacity; or

(b)	is not finally judicially determined to result directly from the gross negligence, wilful misconduct or fraud of any Indemnified Person.

Nothing in this Clause 16.4 shall affect the express contractual obligations of the Lenders to the Obligors contained in the Finance Documents.

17.	MITIGATION BY THE FINANCE PARTIES

17.1	Mitigation

If circumstances arise which would, or would upon the giving of notice (or the like) result in:

(a)	an increase in the amount of any payment to be made to the Lenders pursuant to Clause 14.2(c) (Tax gross-up); or

(b)	a claim for indemnification pursuant to Clause 14.3 (Tax indemnity), Clause 16.1 (Currency indemnity) or Clause 16.4 (Acquisition indemnity); or

(c)	the Commitment being reduced to zero or a Borrower having to make a payment to a Lender under Clause 7.1 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under any of the Clauses referred to in paragraphs (a) to (c) above, the Lender shall, promptly after becoming aware of such circumstances, notify the Agent and the Obligors thereof and, in consultation with the Obligors over a reasonable period of time, take such steps as may be reasonably open to it to mitigate the effects of such circumstances including, without limitation (i) taking reasonable steps to minimise the cost associated with taking legal or other professional advice in connection with the relevant circumstances; and (ii) co-operating in completing any procedural formalities necessary for the Obligors to obtain authorisation to make a payment without a Tax Deduction and (iii) the transfer of any Facility Office to another jurisdiction, provided in each case that the Lender shall be under no obligation to take any such steps if, in the reasonable opinion of the Lender, such steps would or might reasonably be expected to have an adverse effect upon its business, operations or financial condition (other than minor costs and expenses of an administrative nature).

17.2	Limitation of liability

(a)

The Obligors’ Agent shall within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

SECTION 7

GUARANTEE

18.	GUARANTEE

18.1	Guarantee and indemnity

The Guarantor irrevocably, unconditionally, jointly and severally:

(a)

as principal obligor, guarantees to each Finance Party within five Business Days of demand by the Agent the prompt performance by each Borrower of all its payment obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall within five Business Days of demand by the Agent pay that amount as if the Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

(c)

agrees to indemnify each Finance Party within five Business Days of demand by the Agent against any loss or liability suffered by that Finance Party as a result of any obligation guaranteed by the Guarantor being or becoming unenforceable, invalid or illegal. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

(a)

Where any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the basis of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Guarantor under this Clause 18 shall continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or any other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any variation, however fundamental, (including the extension of the availability of a Facility or the increase or reinstatement of the whole or any part of the Total Commitments) or replacement of a Finance Document or any other document or Security, so that references to that Finance Document in this Clause 18 shall include each variation or replacement;

(f)

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security, such that the Guarantor’s obligations under this Clause 18 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; and

(g)

any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 18 shall be construed as if there were no such circumstance.

18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment Mechanics).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

19.1	General

(a)	Subject to paragraph (b) below, each Obligor makes the representations set out in Clause 19.2 (Status) to Clause 19.17 (Solvency) to each Finance Party on the date of this Agreement.

(b)

The representations made in Clause 19.13 (ERISA matters), 19.14 (US government regulation), 19.15 (Federal Reserve regulations) and 19.17 (Solvency) are made only by each US Borrower to each Finance Party on the date of this Agreement.

19.2	Status

It is a corporation, and in the case of the Original Borrower, a limited liability company, duly organised under the law of its jurisdiction of incorporation with power to enter into the Finance Documents and to exercise its rights and perform its obligations thereunder and all corporate and other action required to authorise its execution of the Finance Documents to which it is a party and its performance of its obligations thereunder has been duly taken.

19.3	Deduction of tax

It is not required under the law of its jurisdiction of incorporation to make any Tax Deduction from any payment it may make under any Finance Document:

(a)	for or on account of United Kingdom Tax, so long as a Lender is a UK Qualifying Lender within the meaning of paragraph (i)(A) of the definition of “Qualifying Lender” in Clause 14.1(a) (Definitions);

(b)

for or on account of United Kingdom Tax, so long as a Lender is a Treaty Lender with respect to the UK and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or

(c)

for or on account of United States Tax, unless (i) a Lender is not a US Qualifying Lender or does not comply with its obligations with respect to FATCA hereunder or (ii) the Agent does not comply with its obligations regarding the Register in paragraph (g) of Clause 26.3 (Duties of the Agent).

19.4	Ranking

Under the laws of its jurisdiction of incorporation, the claims of the Finance Parties against it under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

19.5	Power and authority

All acts, conditions and things required to be done, fulfilled and performed in order:

(a)	to enable it lawfully to enter into and exercise its rights under and perform and comply with the material obligations expressed to be assumed by it under the Finance Documents;

(b)	to ensure that the material obligations expressed to be assumed by it under the Finance Documents are legal, valid and binding; and

(c)	to make the Finance Documents admissible in evidence in England, have been done, fulfilled and performed.

19.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents (excluding, for the avoidance of doubt, in relation to any transfer or assignment of any rights of a Lender under any Finance Document).

19.7	Binding obligations

Under the law of its jurisdiction of incorporation, the obligations expressed to be assumed by it under the Finance Documents are (subject to any Legal Reservations) legal and valid obligations binding on it in accordance with the terms hereof.

19.8	Insolvency

It has not taken any corporate action nor has any order been made for its or any Material Subsidiary’s winding up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it, or any Material Subsidiary or of all or any material part of its or any Material Subsidiary’s assets or revenues.

19.9	Financial Statements

The Original Consolidated Financial Statements were prepared in accordance with GAAP and consistently applied and gave (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group’s operations during the financial year then ended and that there has been no material non-disclosure of information to its auditors in relation to the preparation of the Original Consolidated Financial Statements.

19.10	No conflict

The execution of the Finance Documents and its exercise of its rights and performance of its obligations thereunder do not and will not:

(a)	conflict with its Memorandum and Articles of Association or other constitutional documents; or

(b)	conflict with any applicable law, regulation or official or judicial order.

19.11	Merger Documents

(a)	The Merger Documents contain (or will contain, as at the date of their execution) all of the material terms of the Acquisition.

(b)	No Group Company, and so far as any Group Company is aware no other person, is in breach of any of its obligations under the Merger Documents to any material extent.

19.12	No Event of Default

No Event of Default has occurred and is continuing.

19.13	ERISA matters

Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon its ability to perform its payment obligations under the Finance Documents or the legality, validity or enforceability of the Finance Documents: (a) no ERISA Event has occurred or is reasonably expected to occur; (b) each US Borrower, its respective ERISA Affiliates and each of its Subsidiaries is in compliance with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder applicable to such entity in connection therewith, if any; (c) no US Borrower, nor any ERISA Affiliate has engaged in a transaction which would result in the incurrence of Withdrawal Liability or liability under Section 4069 of ERISA; (d) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan that has been filed with the Employee Benefits Security Administration of the United States of America, is complete and accurate and fairly presents (based on the assumptions and methods described therein) the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status; and (e) no US Borrower, nor any ERISA Affiliate has been notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA.

19.14	US government regulation

(a)	Neither it nor any of its Subsidiaries is a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)

Neither it nor any of its Subsidiaries is or will during the term of this Agreement be, an “investment company” as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.).

19.15	Federal Reserve regulations

Neither it nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

19.16	No misleading information

(a)

Any factual information provided by any Group Company for the purposes of the Information Package was (where such information relates to the Acquisition and/or Target, to the best of such Group Company’s knowledge) true and accurate in all material respects as at the date it was provided, the date it was agreed between the Original Lenders and the Borrowers to form part of the Information Package pursuant to limb (d) of the definition thereof, or as at the date (if any) at which it is stated (as applicable).

(b)

Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

(c)	The financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

19.17	Solvency

It and each of its Subsidiaries which is organised under the laws of any state of the United States is US Solvent.

19.18	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the latest available audited consolidated financial statements and to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request and the first day of each Interest Period;

(b)	in the case of an Additional Borrower, the day on which it becomes (or it is proposed that it becomes) an Additional Borrower;

(c)	the date of any Extension Notice;

(d)	in the case of the representation under Clause 19.16 (No misleading information), on the date of closing of primary syndication of the Facility;

(e)	if the Initial Maturity Date of a Loan is extended to the First Extension Maturity Date in accordance with Clause 6.1 (Extension), the Initial Maturity Date; and

(f)	if the First Extension Maturity Date of a Loan is extended to the Second Extension Maturity Date in accordance with Clause 6.1 (Extension), the First Extension Maturity Date.

20.	FINANCIAL INFORMATION

20.1	Financial information

Subject to Clause 20.2 (Use of websites) below, the Obligors’ Agent shall:

(a)

as soon as the same become available, but in any event within 150 days after the end of each of its financial years, deliver to the Agent the audited consolidated financial statements of the Group for such financial year;

(b)	as soon as the same become available, but in any event within 120 days of the first half of each of its financial years, deliver to the Agent the interim report of the Group for such period;

(c)	as soon as despatched to its shareholders, deliver to the Agent all such documents despatched to its shareholders (or any class of them);

(d)

on the request of any Finance Party (through the Agent), furnish the Agent with such information about the business and financial condition of the Group as the Finance Party may reasonably require, provided that a Borrower shall not be obliged to disclose any information relating to that Borrower or the Group which would constitute a breach of any legally binding duty of confidentiality;

(e)

ensure that a duly authorised officer of it (acting in that capacity) certifies (i) each set of audited consolidated financial statements of the Group delivered by the Obligors’ Agent pursuant to paragraph (a) above as giving a true and fair view of the financial condition of the Group as at the end of the period to which those financial statements relate and of the results of its operations during such period and (ii) each set of interim reports delivered by the Obligors’ Agent pursuant to paragraph (b) above as having been prepared and reviewed by the auditors in accordance with the Group’s usual accounting practices for interim reports; and

(f)

ensure that each set of financial statements of the Group delivered by it pursuant to paragraph (a) above has been audited by an internationally recognised firm of independent auditors licensed to practice in England.

20.2	Use of websites

A Borrower shall only be required to deliver the documents referred to in Clause 20.1(a) to Clause 20.1(d) (inclusive) and the certificates referred to in Clause 20.1(e) if and to the extent that the documents referred to in Clause 20.1(a) to Clause 20.1(d) (inclusive) are not published on that Borrower’s or any Group Company’s website, via a recognised stock exchange or other market or otherwise made publicly available by such Borrower or any Group Company.

21.	INFORMATION UNDERTAKINGS

(a)	The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)

(i)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(ii)

Promptly upon a written request by the Agent, each Borrower shall supply to the Agent a written confirmation that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)

Each Obligor shall, promptly following a request by the Agent, provide all documentation and other information that the Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations.

(d)

The Obligors’ Agent shall promptly notify the Agent within five Business Days of becoming aware of any downgrade to the rating of the Guarantor’s long-term unsecured and non-credit enhanced debt obligations published by any of S&P Global Ratings, Inc or Moody’s Investors Service Limited.

22.	UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.2	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required in or by law and regulation of its jurisdiction of incorporation to enable it to lawfully enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in England and Wales of the Finance Documents.

22.3	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.4	Negative pledge

No Obligor shall (and each Obligor shall procure that no Material Subsidiary shall) without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed) create or permit to subsist any mortgage, charge, pledge, assignment by way of security or lien (other than a lien arising by operation of law in the ordinary course of business and discharged as soon as reasonably practicable) or other encumbrance or security interest upon the whole or part of its property, assets or revenues, present or future, to secure: (a) payment of any Relevant Indebtedness; or (b) any payment under any guarantee or indemnity granted by such Obligor or any Material Subsidiary in respect of any Relevant Indebtedness, other than encumbrances securing principal indebtedness for moneys borrowed or any debit balances at banks with a maturity of 365 days or less, of not more than £250,000,000 (or its equivalent in other currencies), in aggregate.

22.5	Pari passu ranking

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

22.6	Merger Documents

Each Obligor shall (and each Obligor shall ensure that each other Group Company shall):

(a)	comply with its obligations under the Merger Documents in all material respects;

(b)	take all commercially reasonable steps to enforce its rights under the Merger Documents;

(c)

supply details of any amendments or waivers to the Merger Documents, any material developments to the terms and conditions of the Acquisition and the proposed timetable leading to the Closing Date (including if the Purchaser is entitled to terminate the Acquisition or to refuse to complete it (with written confirmation if that is the case)); and

(d)	not amend or waive any provision of the Merger Documents, if that amendment or waiver would be reasonably expected to be materially prejudicial to the Finance Parties.

22.7	ERISA

Each US Borrower shall furnish to the Agent: (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of that US Borrower actually knows that any ERISA Event with respect to any Plan has occurred, a statement of an officer of that US Borrower, setting forth details as to such ERISA Event and the action which it or such ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such ERISA Event, if any, required to be filed with the PBGC by that US Borrower or any of its ERISA Affiliates (b) promptly after receipt by a US Borrower thereof, a copy of any notice a US Borrower or any ERISA Affiliates received from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that no US Borrower shall be required to notify the Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (b) unless such event, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on that US Borrower and its Subsidiaries, taken as a whole, to perform its payment obligations under the Finance Documents or the legality, validity or enforceability of the Finance Documents; or (c) promptly upon the reasonable request of the Agent, copies of the most recent annual and other report filed with the IRS or PBGC with respect to any Plan.

22.8	Margin Stock

No part of the proceeds of the Utilisations will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation U or X of the Board.

22.9	Acquisition of the Target

Immediately following the Closing Date, 100 per cent. of the issued share capital of the Target will be owned by members of the Group.

22.10	Funding Release

(a)

Prior to the delivery of a Funding Release Certificate, the Borrowers shall not use the proceeds of any Pre-Funding Loan for any purpose (including, without limitation, as contemplated in Clause 3.1(a) (Purpose)) other than enabling a Group Company to:

(i)	hold such proceeds on deposit in an account with any Acceptable Bank;

(ii)

invest in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited;

(iii)	enter into collateralised reverse repurchase transactions in respect of US Government Securities; and/or

(iv)	take such other actions as agreed with the Agent (acting on the instructions of the Majority Lenders).

(b)

Promptly upon the Condition Completion Date the Original Borrower shall deliver a Funding Release Certificate to the Agent. Following the delivery of such Funding Release Certificate, and without any further action being required by any other person, each Pre-Funding Loan shall be automatically treated as a Loan which is not a Pre- Funding Loan and accordingly the Borrowers shall be entitled to use the proceeds of such Loan for any purpose contemplated by Clause 3.1(a) (Purpose).

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23.1 (Non-payment) to Clause 23.9 (Unlawfulness) is an Event of Default.

23.1	Non-payment

An Obligor fails to pay any sum due from it under the Finance Documents at the time, in the currency and in the manner specified herein and such failure is not remedied within three Business Days after the Agent has given notice thereof to such Obligor.

23.2	Misrepresentation

Any representation or statement made by an Obligor under the Finance Documents or in any notice or other document, certificate or statement delivered by it pursuant thereto is incorrect or misleading in a material respect when made or deemed to be made.

23.3	Other obligations

An Obligor fails duly to perform or comply with any of its obligations, other than as provided in Clause 23.1 (Non-payment) and Clause 23.2 (Misrepresentation) above, expressed to be assumed by it under the Finance Documents and such failure (if capable of remedy) is not remedied within 30 Business Days after the Agent has given notice thereof to such Obligor.

23.4	Cross default

Any Indebtedness for borrowed money of an Obligor or any Material Subsidiary is:

(a)

not paid when due or within any applicable grace period provided for in the original agreement relating thereto or otherwise granted by the person to whom such indebtedness is owed or is validly declared to be or otherwise becomes due and payable prior to its specified maturity by reason of the happening of a default or an event of default (howsoever described); and

(b)	the aggregate principal amount of all indebtedness referred to in paragraph (a) above of an Obligor and all Material Subsidiaries exceeds £100,000,000 (or its equivalent in other currencies).

23.5	Insolvency

Any meeting is convened (in relation to an Obligor) by an Obligor or (in relation to any Material Subsidiary) by such Material Subsidiary or by the requisite number of its shareholders to pass a resolution, or an effective resolution is passed or any order is made for winding-up, dissolution, administration or re-organisation of an Obligor or any Material Subsidiary or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of an Obligor or any Material Subsidiary or of all or a material part of an Obligor’s or such Material Subsidiary’s revenues and assets.

23.6	Insolvency proceedings

Either an Obligor or any Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of a material part of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or an attachment or other legal process is enforced on all or a material part of the assets of an Obligor or any Material Subsidiary unless it is discharged within 30 days.

23.7	US Bankruptcy law

Any of the following occurs in respect of the Original Borrower or any other US Borrower:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any US Bankruptcy Law; or

(c)	an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case.

23.8	Repudiation

An Obligor repudiates any Finance Document or does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document.

23.9	Unlawfulness

At any time any act, condition or thing required to be done, fulfilled or performed in order: (i) to enable an Obligor lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it under the Finance Documents; (ii) to ensure that the material obligations expressed to be assumed by an Obligor under the Finance Documents are legal, valid and binding; or (iii) to make the Finance Documents admissible in evidence in England is not done fulfilled or performed and such failure (if capable of remedy) is not remedied within 30 Business Days after the Agent has given notice thereof to such Obligor.

23.10	Acceleration

(a)

If an Event of Default described in Clause 23.7 (US Bankruptcy law) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable, without the requirement of notice or any other formality all of which are expressly waived.

(b)

Upon the occurrence of an Event of Default, and in any such case and at any time thereafter, the Agent may (or shall if so directed by the Majority Lenders) by written notice to the Borrowers: (A) declare the Loans to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers under the Finance Documents) or declare the Loans to be due and payable on demand of the Agent on the instructions of the Majority Lenders; and/or (B) declare that the Commitment shall be cancelled, whereupon the same shall be cancelled and shall be reduced to zero.

(c)

If, pursuant to paragraph (b) above the Agent declares the Loans to be due and payable on demand of the Agent (on the instructions of the Majority Lenders), then, and at any time thereafter whilst any Event of Default is continuing, the Agent may by written notice to the Borrowers call for repayment of the Loans on such date together with accrued interest thereon (and any other sums then owed by the Borrowers under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Obligors’ Agents’ consent

(a)	Subject to paragraph (b) below, the prior written consent of the Obligors’ Agent is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender which in each case is a Qualifying Lender;

(ii)	prior to the close of primary syndication, to an entity included in the White List;

(iii)	made at a time when an Event of Default is continuing; or

(iv)	in connection with the assignment or transfer of a Borrower’s rights, benefits and/or obligations pursuant to Clause 25.1 (Assignments and transfers by the Borrowers).

(b)

The consent of the Obligors’ Agent to an assignment or transfer must not be unreasonably withheld or delayed (it being acknowledged and agreed that, without prejudice to the generality of the foregoing requirement of the Obligors’ Agent to provide its consent, it is reasonable for the Obligors’ Agent to withhold or delay its consent if the assignment or transfer is to a person which is not an Acceptable Bank or which is not a Qualifying Lender). The Obligors’ Agent will be deemed to have given its consent 15 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors’ Agent within that time.

24.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 24.7 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross-Up and Indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 24.3(c) shall not apply:

(iii)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility; or

(iv)

in relation to Clause 14.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Clause 14.2 (Tax gross-up) if the Obligor making the payment has not made a UK Borrower DTTP Filing in respect of that Treaty Lender.

(d)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(e)

Any assignment or transfer of part of the Existing Lender’s rights and/or obligations must be a minimum of $100,000,000 in respect of the Facility and must not result in the Existing Lender retaining less than $250,000,000 in aggregate, unless it retains zero.

24.4	Sub-participations by the Lenders

Each Lender that sub-participates any of its rights or obligations hereunder shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and their respective successors and registered assigns, and the principal and interest amounts of each participant’s interests in the Loans or other obligations hereunder (a “Participant Register”), and such Lender shall be required to disclose all or any portion of any Participant Register (including the identity of any participant or any information relating to any participant’s interest) to the extent that such disclosure is necessary to establish that such Loans or obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

24.5	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.

24.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.7	Procedure for transfer

(a)

Subject to the conditions set out in Clause 24.2 (Obligors’ Agents’ consent) and Clause 24.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 24.11 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.8	Procedure for assignment

(a)

Subject to the conditions set out in Clause 24.2 (Obligors’ Agents’ consent) and Clause 24.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 24.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 24.8 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.7 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Obligors’ Agents’ consent) and Clause 24.3 (Other conditions of assignment or transfer).

24.9	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrowers

(a)

Subject to paragraph (b) below, the Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Obligors’ Agent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

(b)

Where any New Lender or Increase Lender has included, in the Transfer Certificate, Assignment Agreement or Increase Confirmation (as applicable), a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Clause 14.2(f)(ii)(B), the Agent shall, within ten days of the Transfer Date or Increase Date (as applicable), send to the Obligors’ Agent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

24.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.11	Pro rata interest settlement

(a)

If the Agent is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.7 (Procedure for transfer) or any assignment pursuant to Clause 24.8 (Procedure for assignment) the Transfer Date of which, in each case, is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 24.11 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 24.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

25.	CHANGES TO THE BORROWERS

25.1	Assignments and transfers by the Borrowers

A Borrower shall not be entitled to assign or transfer all or any of its rights, benefits or obligations hereunder except to a Holding Company of that Borrower, or a Subsidiary of that Borrower or of such Holding Company (but excluding, in each case, its obligations as a Guarantor), provided that before any such assignment or transfer takes effect:

(a)

that Borrower has provided an unconditional and irrevocable guarantee which is in form and substance satisfactory to the Agent of the performance by the assignee or the transferee of its obligations hereunder;

(b)	the jurisdiction of incorporation of the new Borrower is the same jurisdiction of incorporation as an existing Borrower or is otherwise acceptable to the Lenders; and

(c)	the Agent and each Lender has completed all required “know-your-customer” checks in respect of the new Borrower to its satisfaction; and

(d)

the Agent has notified the Obligors’ Agent and the Lenders that it has received all the documents listed in Part II of Schedule 2 (Conditions precedent) in relation to the new Borrower, each in form and substance satisfactory to it.

25.2	Notice of assignment or transfer

A Borrower shall provide not less than 10 Business Days’ prior written notice to the Agent of any proposed assignment or transfer by it of its rights, benefits and/or obligations to a new Borrower, and acknowledges that the Lenders may need to assign or transfer its rights, benefits and/or obligations under this Agreement to an affiliate of such Lender (that is a Qualifying Lender) in order to provide the Facility to such new Borrower. For the avoidance of doubt, any such assignment or transfer by a Lender to an affiliate of such Lender being a Qualifying Lender shall not require the prior consent of the Obligors’ Agent.

25.3	Assignments and transfers by the Guarantor

The Guarantor may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.4	Additional Borrowers

(a)

If a Borrower wishes a Group Company to become an Additional Borrower, then it shall (after prior consultation with the Agent) deliver to the Agent the documents listed in Part II of Schedule 2 (Conditions precedent).

(b)

In the case of an Additional Borrower, if the Group Company is incorporated in a jurisdiction other than a jurisdiction of incorporation of an existing Borrower, the prior consent of all the Lenders to that Group Company becoming an Additional Borrower is required.

(c)	On the later of:

(i)	delivery of an Accession Agreement, executed by the relevant Group Company and the Obligors’ Agent; and

(ii)	notification by the Agent to the Obligors’ Agent and the Lenders that it has received all the documents referred to in paragraph (a) above in form and substance satisfactory to the Agent,

the Group Company concerned will become an Additional Borrower. The Agent shall promptly send the notification referred to in sub-paragraph (ii) above on being satisfied it has received all the relevant documents.

(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs, or losses whatsoever as a result of giving any such notification.

(e)

Delivery of an Accession Agreement, executed by the Group Company and the Obligors’ Agent, constitutes confirmation by that Group Company that the representations and warranties set out in Clause 19 (Representations) and to be made by it as the Additional Borrower on the date of the Accession Agreement are true, as if made with reference to the facts and circumstances then existing.

(f)

If a Lender withholds its consent under paragraph (b) above, then the Borrowers may exercise the right of prepayment and cancellation set out in Clause 7.4 (Right of replacement or repayment and cancellation in relation to a single Lender).

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGERS

26.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 24.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrowers), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, ticking fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(g)

The Agent shall maintain and provide to the Borrowers within two Business Days of a request by a Borrower (at any reasonable time, but no more frequently than once per calendar month), a list (which may be in electronic form) and which shall be conclusive absent manifest error setting out the names and addresses of the Lenders as at the date of that request, their respective Commitments (including principal and stated interest) and any such other information required by the Borrowers so that the Loans shall be considered to be “in registered form” under Section 5f.103-1(c) of the U.S. Treasury regulations (the “Register”). For the avoidance of doubt, the Register shall be maintained by the Agent, acting solely for this purpose as an agent of the Borrowers, in a manner such that the Loans hereunder shall be considered to be “in registered form” under Section 5f.103-1(c) of the U.S. Treasury regulations.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

(a)

Nothing in any Finance Document constitutes the Agent or an Arranger as a trustee or fiduciary of any other person except, for the avoidance of doubt, as otherwise provided in paragraph (g) of Clause 26.3 above.

(b)	Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

26.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)

The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts if the Agent in its reasonable opinion deems this to be necessary.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Obligors’ Agent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Obligors’ Agent and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8	Responsibility for documentation

Neither the Agent nor any Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person in or in connection with any Finance Document, Merger Document, the Information Package or the transactions contemplated in the Finance Documents or Merger Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Merger Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, or under, or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)

Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event the Agent shall resign in accordance with paragraph (b) above.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 14.6 (FATCA information) and the Obligors’ Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 14.6 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Obligors’ Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Obligors’ Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Lender, by notice to the Agent, requires it to resign.

26.13	Replacement of the Agent

(a)

After consultation with the Obligors’ Agent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15	Relationship with the Lenders

(a)

Subject to Clause 24.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of the Finance Documents and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial Payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)

This Clause 28.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

(c)

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for an Obligor to make any payments under the Finance Documents in the manner specified in paragraph (a) or (b) above, then the Obligor may agree with the Agent alternative arrangements for the payment direct to the Agent of amounts due to the Agent or Lenders under the Finance Documents provided that, in the absence of any such agreement with the Agent, the Obligors shall be obliged to make all payments due to the Agent in the manner specified herein.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to any Obligors) and Clause 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

29.3	Distributions to any Obligors

The Agent may (with the consent of the Obligors or in accordance with Clause 30 (Set-Off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of an Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 26.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

29.6	Partial Payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by a Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by a Borrower, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.12	Amounts paid in error

(a)

If the Agent pays an amount to another Party and promptly upon becoming aware of such error the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 29.12 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this Clause 29.12 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Clause, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

30.	SET-OFF

A Finance Party may, whilst an Event of Default is continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or, in accordance with Clause 31.6 (Electronic communication), by way of an electronic communication.

31.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Obligor, that identified with its name below; and

(b)

in the case of each Lender or other person who becomes an Obligor in accordance with the terms of this Agreement, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 15 days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if in writing and delivered in person or by courier, shall be deemed effective on the date delivered; or

(ii)	sent by certified or registered mail, (airmail, if overseas) or the equivalent (return receipt requested), shall be deemed effective, on the date that mail is delivered or its delivery attempted;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or documents made or delivered to the Obligors’ Agent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraph (a) above:

(i)	if not received on a Business Day will be deemed to become effective on the following Business Day; and

(ii)	if received on a Business Day after 5.00 p.m. in the place of receipt, shall be deemed to become effective on the following Business Day.

31.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.6.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under a Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

33.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)

Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

(c)	Paragraph (c) of Clause 24.11 (Pro rata interest settlement) shall apply to this Clause 35.

35.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in the currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Obligors other than in accordance with Clause 25 (Changes to the Borrowers);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

Clause 2.3 (Finance Parties’ rights and obligations), Clause 4.2 (Utilisation during the Availability Period), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 9.2 (Application of prepayments), Clause 24 (Changes to the Lenders), Clause 25 (Changes to the Borrowers), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 42 (Governing Law) or Clause 43.1 (Jurisdiction);

(i)	the guarantee and indemnity granted pursuant to Clause 18 (Guarantee); and

(j)	the nature and scope of any guarantee and indemnity granted pursuant to Clause 25.1(a) (Assignments and transfers by the Borrowers),

shall not be made without the prior consent of all the Lenders.

35.3	Other exceptions

(a)

An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent or the Arrangers, as the case may be.

(b)

If a change of control pursuant to Clause 8.3 (Change of control) has occurred, the right of a Lender to require prepayment following such a change of control pursuant to Clause 8.3 (Change of control) may only be waived with the consent of that Lender.

35.4	Changes to Reference Rate

(a)	Subject to Clause 35.3 (Other exceptions), if an RFR Replacement Event has occurred in relation to any RFR for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that RFR; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instruction of the Majority Lenders) and the Obligors’ Agent.

(c)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within 15 Business Days (or such longer time period in relation to any request which the Obligors’ Agent and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 35.4:

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for a RFR by:

(A)	the administrator of that RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by that RFR); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Obligors’ Agent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a RFR; or

(iii)	in the opinion of the Majority Lenders and the Obligors’ Agent, an appropriate successor to a RFR.

“RFR Replacement Event” means, in relation to a RFR:

(i)	the methodology, formula or other means of determining that RFR has materially changed;

(ii)

(A)

(1)	the administrator of that RFR or its supervisor publicly announces that such administrator is insolvent; or

(2)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that RFR;

(B)

the administrator of that RFR publicly announces that it has ceased or will cease to provide that RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that RFR;

(C)	the supervisor of the administrator of that RFR publicly announces that such RFR has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that RFR or its supervisor announces that that RFR may no longer be used;

(iii)

the administrator of that RFR (or the administrator of an interest rate which is a constituent element of that RFR) determines that that RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or (event(s)) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors’ Agent temporary; or

(B)

that RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that RFR; or

(C)	in the opinion of the Majority Lenders and the Obligors’ Agent, that RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

35.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility/ies; or

(B)	the agreement of any specified group of Lenders.

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 35.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.6	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days (unless the Obligors’ Agent and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.7	Replacement of a Defaulting Lender

(a)	The Obligors’ Agent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than two Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitments of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.11 (Pro rata interest settlement)) and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Obligors’ Agent and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.7 shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by it pursuant to the Finance Documents; and

(iv)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.

36.	CONFIDENTIALITY

36.1

(a)

The Finance Parties agree to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	Each Finance Party may disclose:

(i)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii)	to any person:

(A)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers in accordance with the terms of this Agreement;

(B)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(C)

appointed by any Finance Party or by a person to whom paragraph (A) or paragraph (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.15 (Relationship with the Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (A) or paragraph (B) above;

(E)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(G)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.10 (Security over Lenders’ rights);

(H)	who is a Party; or

(I)	with the consent of the Obligors’ Agent;

in each case, such Confidential Information as the Lender shall consider appropriate if in relation to paragraphs (ii)(A), (ii)(C) and (ii)(F) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Finance Party, it is not practicable so to do in the circumstances; and

(iii)

to any person appointed by that Finance Party or by a person to whom Clause 36.1(b)(ii)(A) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 36.1(b)(iii) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the “LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers” or such other form of confidentiality undertaking agreed between the Obligors’ Agent and the relevant Finance Party.

(c)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	Clause 42 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facility;

(xi)	the type of Facility;

(xii)	the ranking of the Facility;

(xiii)	the Initial Maturity Date and Final Maturity Date of the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Obligors’ Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(d)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more of the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(e)	Each Borrower represents that none of the information set out in paragraph (c) above is, nor will at any time be, unpublished price-sensitive information.

(f)

This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties hereunder regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(g)

Each Finance Party acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Finance Party undertakes not to use any Confidential Information for any unlawful purpose.

(h)	The Finance Parties agree (to the extent permitted by law and regulation) to inform the Obligors’ Agent:

(i)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(ii)(A) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.2	The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on the Finance Parties for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise ceased to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.3

For the avoidance of doubt, nothing in this Clause 36 (Confidentiality) prohibits any individual from communicating or disclosing information regarding suspected violation of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

37.	CONFIDENTIALITY OF FUNDING RATES

37.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 10.4 (Notifications); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

37.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to Clause 37.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

37.3	No Event of Default

No Event of Default will occur under Clause 23.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 37.

37.4	Whistleblowing

For the avoidance of doubt, nothing in this Clause 37 prohibits any individual from communicating or disclosing information regarding suspected violation of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

38.	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

38.1

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the U.S. Special Resolution Regimes in respect of such Supported QFC and QFC Credit Support:

(a)

in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest and obligation) were governed by the laws of the United States or a state of the United States; and

(b)

in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States.

38.2	For the purposes of this Clause 38:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, Title 12 United States Code § 1841(k);

“Covered Entity” means any of the following:

(i)	“covered entity” as that term is defined in, and interpreted in accordance with, Title 12 United States Code of Federal Regulations § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, Title 12 United States Code of Federal Regulations § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, Title 12 United States Code of Federal Regulations § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, Title 12 United States Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable;

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D); and

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

39.	BAIL-IN

39.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

39.2	Bail-in definitions

In this Clause 39:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers. “Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of each Finance Document.

41.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 12

GOVERNING LAW

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed in accordance with English law.

43.	ENFORCEMENT

43.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute relating to the existence, validity or termination of the Finance Documents or any non-contractual obligation arising out of or in connection with the Finance Documents) (a “Dispute”).

(b)	Subject to paragraph (c) below, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, a Finance Party may take concurrent proceedings in any number of jurisdictions.

(d)

The Obligors hereby consent generally in respect of any legal action or proceeding arising out of or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England):

(a)

irrevocably appoints the Obligors’ Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Obligors’ Agent by its execution of this Agreement, accepts that appointment); and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

43.3	US PATRIOT ACT

Each Finance Party that is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the “USA Patriot Act”) hereby notifies each Obligor that pursuant to the requirement of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide and shall cause each of its Subsidiaries to provide each Finance Party with such information and take such actions as such Finance Party may reasonably request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

43.4	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IN RESPECT OF ANY LITIGATION IN ANY UNITED STATES FEDERAL OR STATE COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). Each Party acknowledges that this waiver is a material inducement to enter into a business relationship, it has relied on this waiver in entering into this Agreement, and it will continue to rely on this waiver in related future dealings. Each Party warrants and represents that it has reviewed this waiver with its legal counsel and it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS CLAUSE 43.4 AND EXECUTED BY EACH PARTY. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Original Lender	Commitment (US Dollars)	Facility Office	Treaty Passport Number (if applicable)	Jurisdiction of Tax Residence
Bank of America, N.A., London Branch	5,500,000,000	2 King Edward Street, London, EC1A 1HQ	N/A	United States

Citibank, N.A.	5,500,000,000	One Penns Way New Castle, DE 19720	13/C/62301/DTTP	United States

Total Commitments (US Dollars):

11,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions precedent to be satisfied by the Original Borrower before the first Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)

A certified copy of an extract of the minutes of both a meeting of the board of directors and a meeting of a committee of the board of directors of the Guarantor and a copy of the unanimous consent of managers of the Original Borrower, in each case:

(i)	approving and resolving that such Obligor execute this Agreement and any other relevant Finance Documents to which it is a party;

(ii)

authorising a specified officer, officers, person or persons to execute this Agreement, any other relevant Finance Documents and any other documents to be delivered to the Agent pursuant to this Agreement, on its behalf; and

(iii)	in respect of the Original Borrower only, approving the terms of the transactions contemplated by the Acquisition, this Agreement and any other relevant Finance Documents to which it is a party.

(c)	A certificate of the Original Borrower, in the form set out in Part I of Schedule 8 (Form of Conditions Precedent Satisfaction Certificate), certifying that:

(i)	a copy of each Merger Document and any amendments or waivers duly executed by each party thereto have been provided to the Agent;

(ii)	the Original Borrower will have sufficient funds (including those drawn down pursuant to this Agreement) to complete the Acquisition in the manner described in the Merger Documents; and

(iii)

if the first Utilisation does not relate to a Pre-Funding Loan, all of those conditions set forth in Annex I to the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) are satisfied or waived in accordance with the terms of the Merger Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraphs (b) above.

(e)

A certificate of an authorised officer of each Obligor certifying that borrowing or guaranteeing (as applicable) the Total Commitments will not cause any borrowing or guaranteeing limit binding on it to be exceeded.

(f)

A certificate of an authorised officer of each Obligor certifying that each copy document relating to it specified above in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	In respect of the Original Borrower only:

(i)

a copy of a good standing certificate for the Original Borrower issued by the Secretary of State of the State of Delaware, certifying as to the Original Borrower’s good standing as of a recent date to the date of the Finance Documents to which it is a party, which certificate has not been modified or rescinded, and is in full force and effect; and

(ii)

a solvency certificate issued by the Original Borrower and addressed to the Agent confirming the solvency of the Original Borrower immediately following entry by it into any Finance Document to which it is a party.

2.	Finance Documents

(a)	This Agreement executed by each Obligor.

(b)	The Fee Letters executed by each applicable Obligor.

3.	Legal opinions

(a)	A copy of the legal opinion of:

(i)	Slaughter and May, legal advisors to the Guarantor in England; and

(ii)	Davis Polk & Wardwell LLP, legal advisors to the Original Borrower in the United States of America,

in each case as to the incorporation, capacity, power and authority (including no breach of constitutional documents), choice of law, recognition of English court judgments, no filing and due execution of this Agreement by the Obligors incorporated in the relevant jurisdiction, addressed to the Finance Parties and those who become a Finance Party on primary syndication of this Agreement and in a form acceptable to the Agent.

(b)	A copy of the legal opinion of Herbert Smith Freehills Kramer LLP as to enforceability in a form acceptable to the Agent.

4.	Other documents and evidence

(a)	A copy of each Merger Document duly executed by each party thereto.

(b)	The Original Consolidated Financial Statements.

(c)	A copy of the Funds Flow Statement.

(d)	A copy of the structure chart of the Group showing each of the Obligors.

(e)	The White List.

(f)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 13 (Fees; costs and expenses) have been paid or will be in accordance with that Clause.

Part II

Conditions precedent to be satisfied by an Additional Borrower

1.	Accession Agreement

The Accession Agreement, duly executed by the Additional Borrower and the Borrowers.

2.	Constitutional documents

A copy of the articles of association and certificate of incorporation or other constitutional documents of each Additional Borrower.

3.	Corporate authorisations

(a)	A copy of a resolution of the board of directors of the Additional Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Accession Agreement and resolving that it execute the Accession Agreement;

(ii)	authorising a specified person or persons to execute the Accession Agreement on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement; and

(iv)	(if applicable) authorising the Obligors’ Agent to act as its agent in connection with the Finance Documents.

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above.

(c)

If required by law or its constitutional documents, a copy of a resolution signed by all the holders of the issued shares of the Additional Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Borrower is a party.

(d)

If required by law or its constitutional documents, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Borrower approving the terms of the resolution referred to in paragraph (c) above.

(e)	A certificate of an authorised officer of the Additional Borrower certifying that borrowing the Total Commitments will not cause any borrowing limit binding on the Additional Borrower to be exceeded.

(f)

A certificate of an authorised signatory of the Additional Borrower certifying that each copy document specified in paragraphs 2 and 3 of Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

4.	Agent for service

(If the Additional Borrower is not incorporated in England) a letter from a Borrower incorporated in England to that Additional Borrower, accepting its appointment as agent for service of process to the satisfaction of the Agent.

5.	Legal opinion

A legal opinion of:

(a)	the legal advisers in the jurisdiction of incorporation of the Additional Borrower; and

(b)	the legal advisers to the Agent in England,

in each case, addressed to the Finance Parties.

6.	Miscellaneous

(a)	If available, the latest audited financial statements of the Additional Borrower unless already delivered in accordance with this Agreement.

(b)

Evidence that the Finance Parties are satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in connection with the accession of the Additional Borrower to this Agreement.

(c)

Except with respect to an Additional Borrower incorporated in England and Wales, a copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement and which is customarily provided in transactions involving investment grade borrowers in such jurisdiction).

(d)	In respect of an Additional Borrower incorporated in the United States:

(i)

A copy of a good standing certificate (including verification of tax status) with respect to such Additional Borrower, issued as of a recent date to the date of the Finance Documents to which it is a party by the Secretary of State or other appropriate official of that Additional Borrower’s jurisdiction of organisation; and

(ii)

A solvency certificate issued by such Additional Borrower and addressed to the Agent confirming the solvency of such Additional Borrower immediately following entry by it into any Finance Document to which it is a party.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	[Borrower] as Borrower

To:	[Agent] as Agent

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan: US Dollars

Amount: [ ] or, if less, the Available Commitment

Interest Period: [ ]

3.	We confirm that each condition specified in Clause 4.2 (Utilisation during the Availability Period) is satisfied on the date of this Utilisation Request and will be satisfied on the Utilisation Date.

4.	The proceeds of this Loan should be credited to [account].

5.	This Loan is [not] a Pre-Funding Loan.

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[●]

Part II

Selection Notice

From:	[Borrower] as Borrower

To:	[Agent] as Agent

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

1.	We refer to the Loan which has an Interest Period ending on [ ].

2.	We request that the next Interest Period for the Loan is [ ].

3.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[●]

Part III

Extension Notice

From:	[Borrower] as Borrower

To:	[Agent] as Agent

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

We refer to the Agreement. This is an Extension Notice. Terms defined in the Agreement have the same meaning in this Extension Notice unless given a different meaning in this Extension Notice.

1.	We refer to the [the Loan(s)] maturing on [ ].

2.	We request that the maturity date of the abovementioned Loans is extended to [the First Extension Maturity Date][Second Extension Maturity Date], in accordance with the terms of the Agreement.

3.	We confirm no Event of Default has occurred and is continuing.

4.	This Extension Notice is irrevocable.

Yours faithfully

authorised signatory for
[●]

SCHEDULE 4

FORM OF INCREASE CONFIRMATION

To:	[Agent] as Agent and [Borrower] and [Borrower] as Borrowers

From:	[Increase Lender] (the “Increase Lender”)

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement in respect of the Relevant Commitments.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase) of the Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and the Borrowers, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

9.

[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and that it wishes the scheme to apply to the Agreement.]

[10./11.]	The Increase Lender confirms that it is not a Defaulting Lender.

[11./12.]	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[12./13.]	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13./14.]	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [ ].

[Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[Agent] as Agent and [Borrower] and [Borrower] as Borrowers

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.8 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	[The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.]

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.6 (Limitation of responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms, for the benefit of the Agent and the Borrowers, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

8.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and that it wishes that scheme to apply to the Agreement.]

[8/9].

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrowers) of the Agreement, to the Obligors of the assignment referred to in this Assignment Agreement.

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11].	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [ ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To:	[Agent] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.7 (Procedure for transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 24.7 (Procedure for transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	[The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.]

3.	The New Lender confirms, for the benefit of the Agent and the Borrowers, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

4.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and that it wishes that scheme to apply to the Agreement.]

[5/6].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6/7].	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[7/8].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

[Agent]

By:

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	[Agent] as Agent

From:	[Proposed Borrower] (the “Proposed Borrower”) and [Borrower] and [Borrower] as Borrowers

Dated:

Dear Sir or Madam

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

1.	We refer to Clause 25.4 (Additional Borrowers) of the Agreement. This is an Accession Agreement.

2.

[Legal name of Proposed Borrower] of [Registered Office] (Registered no. [ ]) (the “Proposed Borrower”) agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower in accordance with Clause 25.4 (Additional Borrowers) of the Agreement.

3.	The address for notices of the Proposed Borrower for the purposes of Clause 31.2 (Addresses) of the Agreement is:

[ ]

This Accession Agreement is governed by English law.

[Proposed Borrower]

By:

[Borrower]

By:

[Borrower]

By:

SCHEDULE 8

FORM OF CONDITIONS PRECEDENT SATISFACTION CERTIFICATE

Part I

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [●] 2026 (the “Agreement”)

I, of GlaxoSmithKline LLC (the “Original Borrower”), have authority to certify and hereby certify, without personal liability as follows:

1.

This is the Conditions Precedent Satisfaction Certificate referred to in paragraph 1(c) of Part I of Schedule 2 (Conditions precedent) of the Agreement. Terms defined in the Agreement shall have the same meaning in this Conditions Precedent Satisfaction Certificate unless indicated otherwise.

2.	A copy of each Merger Document and any amendments or waivers duly executed by each party thereto have been provided to the Agent.

3.	The Borrowers and the Purchaser will together have sufficient funds (including those drawn down pursuant to the Agreement) to complete the Acquisition in the manner disclosed in the Merger Documents.

4.

[All of those conditions set forth in Annex I to the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) are satisfied or waived in accordance with the terms of the Merger Documents.][1]

5.	This Conditions Precedent Satisfaction Certificate is dated [ ].

GlaxoSmithKline LLC

By:

[1]	To be included for Loans which are not Pre-Funding Loans.

Part II

GSK plc and GlaxoSmithKline LLC – $11,000,000,000 Facility Agreement

dated [•] 2026 (the “Agreement”)

I, of GlaxoSmithKline LLC (the “Original Borrower”), have authority to certify and hereby certify, without personal liability as follows:

1.

This is the Funding Release Certificate referred to in Clause 22.10(b) (Funding Release) of the Agreement. Terms defined in the Agreement shall have the same meaning in this Funding Release Certificate unless indicated otherwise.

2.

All of those conditions set forth in Annex I to the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) are satisfied or waived in accordance with the terms of the Merger Documents.

3.	This Funding Release Certificate is dated [ ].

GlaxoSmithKline LLC

By:

SCHEDULE 9

REFERENCE RATE TERMS

US DOLLARS

CURRENCY:	US dollars.

Cost of funds as a fallback	Cost of funds will not apply as a fallback

Definitions

Additional Business Days:	An RFR Banking Day.

Business Day Conventions (definition of “Month” and Clause 11.2 (Non-Business Days)):

(a)   If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)  subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)   if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

(a)   The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)   if that target is not a single figure, the arithmetic mean of:

(i)  the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)  the lower bound of that target range

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent between:

(a)   the RFR for the RFR Banking Day; and

(b)   the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:

The “Daily Rate” for any RFR Banking Day is:

(a)   the RFR for that RFR Banking Day; or

(b)   if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)  the Central Bank Rate for that RFR Banking Day; and

(ii)  the applicable Central Bank Rate Adjustment; or

(c)   if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)  the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)  the applicable Central Bank Rate Adjustment, rounded, in either case, to five decimal places and if, in case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Relevant Interbank Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)   a Saturday or Sunday; and

(b)   a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities

Interest Periods

Periods capable of selection as Interest Periods (paragraph (d) of Clause 11.1 (Selection of Interest Periods):	One, three or six months.

Reporting Times

Deadline for Lenders to report their cost of funds in accordance with Clause 12.2 (Cost of funds)	N/A

SCHEDULE 10

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 365 or, in any case where market practice in the Relevant Interbank Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to the same number of decimal places as the applicable Daily Rate) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

SIGNATURES

THE ORIGINAL BORROWER

For and on behalf of
GLAXOSMITHKLINE LLC

By:	/s/ Justin Huang
Name:	Justin Huang
Title:	Secretary

Address:	C/O Treasury Department 79 New Oxford Street, London United Kingdom, WC1A 1DG United Kingdom

Attention:	Group Treasury

Telephone:	+44 (0) 20 8047 5000

Project Nashville – Facility Agreement – Signature Page

THE GUARANTOR

For and on behalf of
GSK PLC

By:	/s/ David Redfern
Name:	David Redfern
Title:	President Corporate Development

Address:	Treasury Department 79 New Oxford Street, London United Kingdom, WC1A 1DG United Kingdom

Attention:	Group Treasury

Telephone:	+44 (0) 20 8047 5000

Project Nashville – Facility Agreement – Signature Page

THE ARRANGERS

For and on behalf of
BANK OF AMERICA, N.A., LONDON BRANCH

By:	/s/ Scot P. Mitchell
Name:	Scot P. Mitchell
Title:	Managing Director

Address:	2 King Edward Street, London, EC1A 1HQ

Attention:	emealendingfulfillment@bofa.com /emealoanoperations@bofa.com

For and on behalf of

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Andrew Mason
Name:	Andrew Mason
Title:	Managing Director, Banking

Address:	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, UK

Attention:	Andrew Mason / Thomas Alston

Telephone:	+44 20 7986 5973 / +44 20 7986 5973

Project Nashville – Facility Agreement – Signature Page

THE ORIGINAL LENDERS

For and on behalf of
BANK OF AMERICA, N.A., LONDON BRANCH

By:	/s/ Scot P. Mitchell
Name:	Scot P. Mitchell
Title:	Managing Director

Address:	2 King Edward Street, London, EC1A 1HQ

Attention:	emealendingfulfillment@bofa.com /emealoanoperations@bofa.com

For and on behalf of
CITIBANK, N.A.

By:	/s/ Andrew Mason
Name:	Andrew Mason
Title:	Managing Director, Banking

Address:	One Penns Way, New Castle, DE 19720

Attention:	usaagencyservicing@citi.com

Project Nashville – Facility Agreement – Signature Page

THE AGENT

For and on behalf of
CITIBANK EUROPE PLC, UK BRANCH

By:	/s/ Alasdair Gamhan
Name:	Alasdair Gamhan
Title:	Vice President

Address:	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, UK

Attention:	Aimee Fulling / Alasdair Garnham

Telephone:	+44 (0)207 986 4350 / +44 (0) 207 508 6905

Project Nashville – Facility Agreement – Signature Page